Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIREEYE, INC.,

IRIS MERGER CORPORATION,

ISIGHT SECURITY, INC.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC

AS STOCKHOLDER REPRESENTATIVE

TABLE OF CONTENTS

Article I THE MERGER		2

1.1	The Merger	2
1.2	The Closing	2
1.3	Organizational Documents of the Surviving Corporation	5
1.4	Directors and Officers of the Surviving Corporation	5
1.5	General Effects of the Merger	5
1.6	Effect of Merger on Capital Stock of Constituent Corporations	5
1.7	Payment of Merger Consideration for Company Capital Stock	9
1.8	Withholding Taxes	13
1.9	Taking of Further Action	13

Article II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		13

2.1	Organization and Good Standing	13
2.2	Authority and Enforceability	14
2.3	Governmental Approvals and Consents	14
2.4	No Conflicts	15
2.5	Company Capital Structure	15
2.6	Company Subsidiaries	17
2.7	Company Financial Statements; Internal Financial Controls	18
2.8	No Undisclosed Liabilities	19
2.9	No Changes	19
2.10	Tax Matters	19
2.11	Real Property	23
2.12	Tangible Property	23
2.13	Intellectual Property	24
2.14	Material Contracts	29
2.15	Employee Benefit Plans	32
2.16	Employment Matters	34
2.17	Governmental Authorizations	36
2.18	Litigation and Orders	36
2.19	Insurance	36
2.20	Compliance with Legal Requirements	37
2.21	Export Control Laws	37
2.22	Anti-Corruption	37
2.23	Environmental Law	38
2.24	Customers and Suppliers	38
2.25	Interested Party Transactions	39
2.26	Government Contracts	39
2.27	Facility Security Clearances; Personal Security Clearances	41
2.28	No Organizational Conflicts of Interest	42
2.29	Books and Records	42
2.30	Brokers	42
2.31	Compliance with Regulation D	42
2.32	No Other Representations and Warranties	42

Article III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		43

3.1	Organization and Standing	43
3.2	Authority and Enforceability	43

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3.3	Governmental Approvals and Consents	43
3.4	No Conflicts	44
3.5	SEC Reports and Financial Statements	44
3.6	Parent Capitalization	45
3.7	Merger Consideration	45
3.8	Brokers	45
3.9	No Other Representations and Warranties	45

Article IV CONDUCT OF COMPANY BUSINESS DURING PENDENCY OF TRANSACTION		46

4.1	Affirmative Obligations of the Company	46
4.2	Restrictions on Company Business and Operations	46

Article V ADDITIONAL AGREEMENTS		49

5.1	No Solicitation of Competing Acquisition Proposals	49
5.2	Stockholder Approval	51
5.3	Reasonable Best Efforts to Close	51
5.4	Access to Information	51
5.5	Transfer Taxes	52
5.6	[Reserved]	52
5.7	Directors’ and Officers’ Indemnification	52
5.8	Tax Matters	53

Article VI PRE-CLOSING TERMINATION OF AGREEMENT		53

6.1	Pre-Closing Termination	53
6.2	Effect of Termination	54

Article VII POST-CLOSING INDEMNIFICATION		54

7.1	Survival of Representations, Warranties and Related Indemnification Claims	54
7.2	Indemnification	55
7.3	Limitations on Indemnification	57
7.4	Indemnification Claim Procedures	59
7.5	Stockholder Representative	61

Article VIII GENERAL PROVISIONS		63

8.1	Certain Interpretations	63
8.2	Amendment	63
8.3	Waiver	64
8.4	Assignment	64
8.5	Notices	64
8.6	Confidentiality	65
8.7	Public Disclosure	65
8.8	Third Party Expenses	65
8.9	Entire Agreement	65
8.10	No Third Party Beneficiaries	66
8.11	Specific Performance and Other Remedies	66
8.12	Severability	66
8.13	Governing Law	66
8.14	Exclusive Jurisdiction	66
8.15	Waiver of Jury Trial	67
8.16	Counterparts	67

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INDEX OF EXHIBITS

Annex	Description
Annex A	Certain Defined Terms
Annex B	Payment Spreadsheet
Annex C	Statement of Expenses

Exhibit	Description
Exhibit A	Form of Non-Competition Agreement
Exhibit B	Form of Joinder Agreement
Exhibit C	[Reserved]
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Stockholder Written Consent
Exhibit F	Form of Information Statement
Exhibit G	Form of Escrow Agreement

Schedules
Schedule A	Key Employees
Schedule B	Major Stockholders
Schedule 1.6(c)(i)	Earnout Terms and Conditions
Schedule 1.6(c)(iii)	Earnout Accounting Principles

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of January 14, 2016 by and among FireEye, Inc., a Delaware corporation (“Parent”), Iris Merger Corporation, a Texas corporation and a wholly owned subsidiary of Parent (“Merger Sub”), iSIGHT Security, Inc., a Texas corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as stockholder representative (the “Stockholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, the boards of directors of each of Parent, the Merger Sub and the Company have determined that it is advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company will become a wholly owned subsidiary of Parent (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Legal Requirements, and in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”).

WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent’s willingness to enter into this Agreement, (i) each Key Employee listed on Schedule A is accepting an offer letter from Parent (collectively, the “Key Employee Offer Letter”) and (ii) each of the Key Employees have executed a Non-Competition Agreement in substantially the form set forth as Exhibit A (the “Non-Competition Agreement”).

WHEREAS, concurrent with the execution and delivery of this Agreement, as a material inducement to Parent’s willingness to enter into this Agreement, each Stockholder listed on Schedule B (each, a “Major Stockholder”) has executed and delivered to Parent a Joinder Agreement in the form set forth in Exhibit B (a “Joinder”), and an accredited investor questionnaire in form and substance reasonably satisfactory to Parent (an “Accredited Investor Questionnaire”).

WHEREAS, based on the Accredited Investor Questionnaires delivered prior to the execution of this Agreement and other information made available to Parent by the Company, Parent reasonably believes that no more than thirty-five (35) of the recipients of Parent Common Stock in the Transactions are not accredited investors (as such term is used in Regulation D promulgated under the Securities Act) and that the issuance of all shares of Parent Common Stock in the Transaction will validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” Legal Requirements (the “Share Registration Exemption”).

WHEREAS, Parent, the Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Transactions.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement and applicable provisions of Texas Law, on the Closing Date Parent shall effect the Merger, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.” On the date of this Agreement, the parties shall cause to be filed the Certificate of Merger with the Secretary of State of the State of Texas in accordance with the applicable provisions of Texas Law. The Merger shall become effective upon the acceptance by the Secretary of State of the State of Texas of the Certificate of Merger or such other time as may be agreed by Parent and the Company and specified in the Certificate of Merger (such time, the “Effective Time”).

1.2 The Closing.

(a) Closing Time and Location. Unless this Agreement is validly terminated pursuant to Section 6.1, the Merger shall be consummated at a closing (the “Closing”) on the date of this Agreement or, if the conditions set forth in Section 1.2(b) are not satisfied on such day, a date within one (1) Business Day following the satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 1.2(b) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) Closing Conditions.

(i) Conditions to Obligations of Each Party. The respective obligations of Parent, the Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions (any of which may be waived only with the written mutual consent of Parent, the Merger Sub and the Company (it being understood that each such condition is solely for the benefit of Parent, the Merger Sub and the Company and may be waived in writing by their written mutual consent without notice, liability or obligation to any other Person)):

(A) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(B) Regulatory Approvals. All approvals of Governmental Entities required to be obtained prior to the Effective Time in connection with the Merger shall have been obtained and the waiting period (and any extension thereof) under the HSR Act relating to the Transactions shall have expired or terminated early.

(C) No Legal Impediments. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Transactions illegal or otherwise prohibiting or preventing consummation of the Transactions.

(ii) Additional Conditions to the Obligations of Parent and the Merger Sub. The obligations of Parent and the Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions (any of which may be waived, in writing, exclusively by Parent and the Merger Sub (it being understood that each such condition is solely for the benefit of Parent and the Merger Sub and may be waived in writing without notice, liability or obligation to any other Person)):

(A) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by “materiality” or “Company Material Adverse Effect” qualifications set forth in such representations or warranties shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as if such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of the Company made only as of a specified date, which shall have been true and correct as of such date) and all other representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date as if such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of the Company made only as of a specified date, which shall have been true and correct in all material respects as of such date).

(B) Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

(C) No Material Adverse Effect. There shall not have occurred and be continuing a Company Material Adverse Effect.

(D) Joinder Agreements. All Major Stockholders shall have executed and delivered to Parent a Joinder Agreement and all such Joinder Agreements shall be in full force and effect.

(E) Stockholder Written Consents. Stockholders holding shares of Company Capital Stock representing at least eighty percent (80%) of the Company Capital Stock entitled to vote on the Transactions shall have executed and delivered to Parent the Stockholder Written Consent with respect to such shares and such Stockholder Written Consents shall be in full force and effect.

(F) FIRPTA Certificate. Parent shall have received (i) a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing, and (ii) a certification that the shares of Company Capital Stock are not United States real property interests as defined in Section 897(c) of the Code prepared in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), in each case, validly executed by a duly authorized officer of the Company.

(G) Key Employees. The Non-Competition Agreements and each of the Key Employee Offer Letters executed concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and no Key Employee shall have terminated his or her employment with the Company (or one of the Subsidiaries, as applicable) or, to the Knowledge of the Company, expressed an intention or interest in terminating his or her employment with the Company (or one of the Subsidiaries, as applicable) at or prior to the Closing, or with the Surviving Corporation or Parent (or one of the Subsidiaries, as applicable) following the Closing. All of the Key Employees shall have executed Parent’s Proprietary Information and Inventions Agreement and shall be eligible to work in the United States.

(H) Share Registration Exemption. Parent shall be reasonably satisfied that no more than thirty-five (35) of the potential recipients of Parent Common Stock or rights to acquire Parent Common Stock in connection with the Merger will fail to be, at the Closing, “accredited” as defined in Rule 501 promulgated under Regulation D of the Securities Act and the issuance of all shares of Parent Common Stock in the Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” Legal Requirements.

(I) Escrow Agreement. The Company shall have caused to be delivered to Parent the Escrow Agreement duly executed by the Stockholder Representative.

(J) Freezing of 401(k) Plans. The Company shall have frozen, effective as of no later than the day immediately preceding the Closing Date, all Company Employee Plans intended to include group severance pay or benefits and any Company 401(k) Plan.

(K) 280G Waivers. Each Person who may receive any payments and/or benefits that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code has executed and delivered to Parent a waiver document that is mutually agreed upon by the Company and Parent.

(iii) Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions (any of which may be waived, in writing, exclusively by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing without notice, liability or obligation to any other Person)):

(A) Representations and Warranties. The representations and warranties of Parent and the Merger Sub set forth in this Agreement that are qualified by “materiality” or “material adverse effect” qualifications set forth in such representations or warranties shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of Parent and the Merger Sub made only as of a specified date, which shall be true and correct in all material respects as of such date) and all other representations and warranties of Parent and the Merger Sub set forth in this Agreement shall have been true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on the Closing Date as if such representations and warranties were made on and as of the Closing Date (other than the representations and warranties of Parent and the Merger Sub made only as of a specified date, which shall have been true and correct in all material respects as of such date).

(B) Covenants. Parent and the Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.

(C) Escrow Agreement. Parent shall have delivered or caused to be delivered to the Stockholder Representative the Escrow Agreement duly executed by Parent and the Escrow Agent.

1.3 Organizational Documents of the Surviving Corporation.

(a) Unless otherwise determined by Parent prior to the Effective Time, to the extent permissible under applicable Legal Requirements the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Legal Requirements and as provided in such certificate of incorporation; provided, however, that at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to change the name of the Surviving Corporation to “iSIGHT Security, Inc.”.

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with applicable Legal Requirements and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.4 Directors and Officers of the Surviving Corporation.

(a) Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Texas Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successors is duly elected and qualified.

(b) Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.5 General Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of Texas Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.6 Effect of Merger on Capital Stock of Constituent Corporations.

(a) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Sub, the Company or the respective stockholders thereof, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub capital stock will evidence ownership of such shares of Company Common Stock.

(b) Company Capital Stock.

(i) Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Sub, the Company or the respective stockholders thereof, each share of Company Capital Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.6(b)(ii) and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.6(b)(iii)) issued and outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms set forth in this Section 1.6 and throughout this Agreement (subject to the indemnification and escrow provisions set forth in Article VII) and subject to surrender of the certificate representing such shares of Company Capital Stock and the execution and delivery of a Letter of Transmittal and a Joinder Agreement in the manner provided in Section 1.7:

(A) with respect to each outstanding share of Company Series C Preferred Stock: the Per Share Series C Preferred Liquidation Preference;

(B) with respect to each outstanding share of Company Series B Preferred Stock: (1) the Per Share Series B Preferred Liquidation Preference, (2) the Per Share Common Closing Merger Consideration, (3) the Per Share Common Escrow Consideration, (4) the Per Share Representative Escrow Fund Consideration and (5) the Per Share Common Earnout Consideration, if as and to the extent earned;

(C) with respect to each outstanding share of Company Series A Preferred Stock: (1) the Per Share Common Closing Merger Consideration, (2) the Per Share Common Escrow Consideration, (3) the Per Share Representative Escrow Fund Consideration and (4) the Per Share Common Earnout Consideration, if, as and to the extent earned; and

(D) with respect to each outstanding share of Company Common Stock: (1) the Per Share Common Closing Merger Consideration, (2) the Per Share Common Escrow Consideration, (3) the Per Share Representative Escrow Fund Consideration and (4) the Per Share Common Earnout Consideration, if, as and to the extent earned.

“Merger Consideration” shall mean all of the amounts payable pursuant to Sections 1.6(b)(i)(A) through (D). Notwithstanding anything to the contrary herein, (A) a portion of the consideration that otherwise would be payable at the Closing to each Stockholder pursuant to Sections 1.6(b)(i)(B) through (D) shall be withheld at the Closing and (1) deposited into the Escrow Fund pursuant to Section 1.7(b)(ii) and (2) deposited into the Representative Escrow Fund pursuant to Section 1.7(b)(iii), which will be distributed to the Stockholders in accordance with, and subject to, the terms and conditions of this Agreement and, as applicable, the Escrow Agreement, (B) Parent shall pay in cash in lieu of shares of Parent Common Stock any amounts payable from time to time hereunder that would otherwise be paid in shares of Parent Common Stock to any Stockholder that is not a Major Stockholder and (C) any such amounts paid in cash that would otherwise have been paid in shares of Parent Common Stock if not for the foregoing clause (B) shall be deducted on a pro rata basis from the amount of cash consideration payable from time to time to the Major Stockholders and paid instead in a number of shares of Parent Common Stock of equivalent value to such deducted amounts with each share valued at the Parent Trading Price. For purposes of calculating all amounts issuable to each Stockholder pursuant to this Section 1.6, all shares of Company Capital Stock held by each Stockholder shall be aggregated on a certificate-by-certificate basis, the amount of cash consideration due in respect of each such certificate shall be rounded down to the nearest whole cent and the number of shares of Parent Common Stock due in respect of each such certificate shall be rounded down to the nearest whole share. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, provided, that any Stockholder who otherwise would be entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Trading Price, rounded down to the nearest whole cent.

(ii) Cancelled Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Merger Sub, the Company or the respective stockholders thereof, each share of Company Capital Stock that is issued and outstanding and held by the Company or any Subsidiary as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(iii) Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Texas Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Texas Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6(b)(i) but the holder thereof shall only be entitled to such rights as are provided by Texas Law. Notwithstanding the provisions of this Section 1.6(b)(iii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Texas Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares, upon the terms set forth in this Section 1.6 and throughout this Agreement (including the indemnification and escrow provisions set forth in Article VII), the consideration for Company Capital Stock set forth in Section 1.6(b)(i) without interest thereon. After the Closing, Parent shall give the Stockholder Representative (A) prompt notice of any written demand for appraisal received by Parent and/or any of its Affiliates (including the Surviving Corporation) pursuant to the applicable provisions of Texas Law and (B) the opportunity to control all negotiations and proceedings with respect to such demands. Neither Parent nor any of its Affiliates (including the Surviving Corporation), on the one hand, nor the Stockholder Representative, on the other hand, shall make any payment with respect to any such demands or offer to settle or settle any such demands without the prior written consent of the other party, such consent not to be unreasonably withheld. After the Closing, any communication to be made by Parent and/or any of its Affiliates (including the Surviving Corporation), on the one hand, and the Stockholder Representative, on the other hand, to any such demanding Stockholder with respect to such demands shall be submitted to the other party in advance and shall not be presented to any such demanding Stockholder prior to such Person receiving the other party’s written consent, such consent not to be unreasonably withheld.

(c) Earnout Payment.

(i) As additional Merger Consideration, Parent shall pay, or cause to be paid, to the Stockholders (other than, for the avoidance of doubt, the holders of shares Company Series C Preferred Stock with respect to such shares), in accordance with their Pro Rata Portion, the Earnout Amount, when, as and if any such amount becomes payable pursuant to this Agreement, on the terms and subject to the conditions set forth on Schedule 1.6(c)(i). Any portion of the Earnout Amount payable pursuant to this Section 1.6(c) does not constitute compensation for services, but rather constitutes part of the consideration for the Company Capital Stock owned by the Stockholders.

(ii) Notwithstanding anything to the contrary herein, to the extent the Escrow Fund has been exhausted or distributed, Parent shall be entitled to set off any and all Losses incurred by the Indemnified Parties, to the extent (and solely to the extent) such Indemnified Parties would otherwise be entitled to indemnification therefor (subject, in each case, to the terms and limitations set forth in Article VII), against any portion of the Earnout Amount otherwise payable and not yet paid by Parent; provided, that any such set off shall be in the same ratio of cash to Parent Common Stock (valued at the Parent Trading Price) as the Earnout Amount.

(iii) Following the Closing Date, for so long as the Earnout Amount may become payable hereunder, (A) Parent shall provide, within 20 days following the public announcement by Parent of Parent’s selected financial results (but not preliminary financial results) for any fiscal quarter that may be used to determine the achievement of the Earnout Target (or, if the shares of Parent Common Stock or Parent’s ultimate parent entity are not then publicly traded on a national securities exchange, the date that is 45 days following the completion of such quarter), a written report to the Stockholder Representative setting forth in reasonable detail the Aggregate Offering Bookings for such fiscal quarter and the Aggregate Offering Bookings for the latest Measurement Period that included such fiscal quarter (each such report, an “Update Report”); and (B) Parent shall notify the Stockholder Representative whether the Earnout Target has been achieved. Within 20 days after delivery of an Update Report, if the Stockholder Representative requests (and subject to the Stockholder Representative’s execution of a customary non-disclosure agreement), Parent shall (1) make available for a meeting with the Stockholder Representative at least one officer with substantial knowledge of the activities of Parent related to the achievement of the Earnout Target to discuss such report and (2) make such documents available for inspection as may be reasonably necessary to allow the Stockholder Representative and its representatives to validate the information provided in the Update Report.

(iv) Promptly, but no more than twenty (20) Business Day following the determination of the successful achievement of the Earnout Target, Parent shall transfer or issue, or cause to be transferred or issued, the Earnout Amount to the Exchange Agent for further distribution to the Stockholders (other than, for the avoidance of doubt, the holders of shares Company Series C Preferred Stock with respect to such shares) in accordance with the provisions of Section 1.6(b).

(v) Notwithstanding anything to the contrary herein, Parent shall have sole discretion over its operations following the Closing, including the right to discontinue any of its products or service offerings (including after Closing, the products or service offerings of the Surviving Corporation) at any time, provided, however, that Parent shall use commercially reasonable efforts (as determined from time to time after the Closing by mutual agreement between Parent’s chief executive officer and the Founder; provided, that this parenthetical shall apply only when (A) there has not been a Change of Control of Parent or (B) there has been a Change of Control of Parent and the chief executive officer of Parent on the date hereof is the chief executive officer of the combined company (or any successor thereto) following such Change of Control of Parent) to assist with the achievement of the Earnout Target. For purposes of clarity, the termination or non-renewal of any contracts with any Partners, and any failure to pursue or enter into any contracts with any Partners, by Parent, the Company or any of their respective subsidiaries for a legitimate business purpose (other than for the purpose of avoiding the payment of the Earnout Amount) shall not be deemed to be a violation of Parent’s obligation to use commercially reasonable efforts to assist with the achievement of the Earnout Target. In the event of a Change of Control of Parent, the acquiring entity in such change of control may elect to accelerate the payment of the Earnout Amount in full or permit the payment of the Earnout Amount to continue to be governed by the terms and conditions of this Agreement. As used herein, a “Partner” means a customer, user, reseller, distributor, OEM or other licensee that has the right, or that would like to obtain the right, (X) to integrate any threat intelligence or other Intellectual Property Rights of the Company, Parent or any of their respective subsidiaries into such customer’s, user’s, reseller’s, distributor’s, OEM’s or other licensee’s own product or service offering (or offerings) to third parties or (Y) to resell any threat intelligence or other Intellectual Property Rights of the Company, Parent or any of their respective subsidiaries.

(vi) If the Stockholder Representative in good faith believes that that the information provided in an Update Report or Update Reports is not or was not accurate, then the Stockholder Representative may provide Parent with written notice (such notice, a “Earnout Dispute Notice”) thereof and Parent shall work together with the Stockholder Representative to schedule an in-person meeting, if reasonably feasible, at a mutually acceptable location or will schedule one or more conference calls to address the asserted inaccuracies, and Parent and the Stockholder Representative shall endeavor in good faith to resolve any such dispute.

(vii) If the parties do not reach agreement resolving the dispute in accordance with Section 1.6(c)(vi), then, within thirty (30) days after the Stockholder Representative’s delivery of an Earnout Dispute Notice, either the Stockholder Representative or Parent, as the case may be, may submit such dispute to Ernst & Young LLP, or if such firm cannot or does not accept such engagement, another nationally recognized independent accounting firm, reasonably acceptable to Parent and Stockholder Representative, which shall not be the independent accountants of Parent (such firm, the “Accounting Firm”). Parent and the Stockholder Representative shall instruct the Accounting Firm (A) to determine the amount of Aggregate Offering Bookings for each fiscal quarter set forth in the Earnout Dispute Notice(s) that remains subject to dispute, (B) to determine, if applicable, whether the Earnout Target has been achieved under the terms of this Agreement and (C) to make such determination no later than the date that is 90 calendar days following the selection of such Accounting Firm. The dispute shall be resolved by submission of documents unless the Accounting Firm determines that an oral hearing is necessary. The Accounting Firm shall, within the 10 Business Days of appointment, determine what shall be conclusively deemed to be fair and appropriate deadlines for submitting documents and dates, if any, of oral hearings. The parties shall cooperate with all reasonable requests of the Accounting Firm for such documents or information as they may require in support of their determination, and provide responses to all reasonable questions or interrogatories in connection therewith. Each of Parent and the Securityholder Representative (solely on behalf of the Stockholders) shall pay its own expenses of arbitration, and the fees, costs and expenses of the Accounting Firm shall initially be equally shared between Parent and the Stockholder Representative (solely on behalf of the Stockholders); provided that the reasonable out-of-pocket costs and expenses of the prevailing party in such dispute (as determined by the Accounting Firm), including its share of the arbitration, its attorneys’ fees, costs and expenses, and the fees, costs and expenses of the Accounting Firm, shall be reimbursed by the other party. With respect to any Earnout Dispute Notice, any decision rendered by the Accounting Firm with respect to Aggregate Offering Bookings and/or whether the Earnout Target has been achieved prior to such Earnout Dispute Notice shall be final and binding upon Parent and the Stockholder Representative (including with respect to any Update Reports and Earnout Dispute Notices thereafter). All proceedings conducted by the Selected Expert shall take place in San Francisco, California.

1.7 Payment of Merger Consideration for Company Capital Stock.

(a) Exchange Agent. American Stock Transfer & Trust Company, LLC shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent Closing Payments.

(i) On the Closing Date (or as soon as practicable thereafter (but in no event later than two (2) Business Days following the Closing Date)), Parent shall transfer or issue, or cause to be transferred or issued, to the Exchange Agent the amount of cash payable to the Stockholders at Closing pursuant to Section 1.6(b)(i) in exchange for shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.

(ii) On the Closing Date (or as soon as practicable thereafter (but in no event later than two (2) Business Days following the Closing Date)), Parent shall transfer or issue, or cause to be transferred or issued, the Escrow Amount to the Escrow Agent to hold in trust as an escrow fund (the “Escrow Fund”) under the terms of this Agreement and the Escrow Agreement. Upon deposit of the Escrow Amount with the Escrow Agent in accordance with the preceding sentence, Parent shall be deemed to have contributed each relevant Stockholder’s Pro Rata Portion of the Escrow Amount to the Escrow Fund.

(iii) At the Effective Time, Parent shall transfer the Representative Expense Amount to the Stockholder Representative to hold (the “Representative Escrow Fund”) under the terms of this Agreement. The Representative Escrow Fund will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and the ancillary agreements. The Stockholders will not receive any interest or earnings on the Representative Escrow Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Representative Escrow Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Upon deposit of the Representative Expense Amount with the Stockholder Representative in accordance with this Section 1.7(b)(iii), for tax purposes Parent shall be deemed to have paid each relevant Stockholder its, his or her Pro Rata Portion of the Representative Expense Amount and then each such Stockholder shall be deemed to have voluntarily contributed such amount to the Representative Escrow Fund, any withholding in respect thereof shall be satisfied from the Total Common Closing Merger Consideration owing to the Stockholder on the Closing Date and, for the avoidance of doubt, the amount of the Representative Escrow Fund that is returned to the Stockholders shall not again be subject to information reporting or withholding. For the avoidance of doubt, the holders of shares of Company Series C Preferred Stock shall not be deemed to have received any portion of the Representative Escrow Fund relating to their ownership of Company Series C Preferred Stock.

(c) Payment Spreadsheet. Prior to the Closing, the Company shall deliver to Parent a payment spreadsheet (the “Payment Spreadsheet”) setting forth:

(i) the amount and calculation of the Total Consideration and the Total Common Closing Merger Consideration;

(ii) the amount and calculation of the Total Series B Preferred Liquidation Preference and Total Series C Preferred Liquidation Preference;

(iii) the amount and calculation of the Per Share Series B Preferred Liquidation Preference and the Per Share Series C Preferred Liquidation Preference;

(iv) the amount and calculation of the Per Share Common Closing Merger Consideration and the Per Share Common Earnout Consideration;

(v) the number of shares of Company Series C Preferred Stock;

(vi) the number of Total Outstanding Shares;

(vii) the amount of Indebtedness of the Company as of the close of business on the Closing Date;

(viii) the amount of Third Party Expenses;

(ix) the Per Share Common Earnout Cash Consideration;

(x) the Per Share Common Earnout Stock Consideration;

(xi) the Per Share Common Escrow Consideration; and

(xii) with respect to each Stockholder: (A) the name and address of such holder, (B) whether such holder is a current or former employee of the Company (or any Subsidiary), (C) the number, class and series of shares of Company Capital Stock held by such holder and the respective certificate number, (D) the date of acquisition of such shares and, with respect to any security that would be deemed a “covered security” under Treasury Regulations Section 1.6045-1(a)(15), the cost basis of such shares, (E) the cash consideration that such holder is entitled to receive pursuant to Section 1.6(b) and may be entitled to receive pursuant to Section 1.6(c) (on a certificate-by-certificate basis and in the aggregate, net of the 2015 Corrective Withholding (as applicable)), (F) the stock consideration that such holder may be entitled to receive pursuant to Section 1.6(c) (on a certificate-by-certificate basis and in the aggregate), (G) the Pro Rata Portion of such holder, (H) the amount of cash to be deposited into the Escrow Fund and the amount of cash to be deposited in the Representative Escrow Fund, in each case, on behalf of such holder pursuant to this Agreement, and (I) the net cash amounts to be paid to such holder at Closing after giving effect to the foregoing clause (H) (on a certificate-by-certificate basis and in the aggregate), (J) the amount of any withholding due on any payment (assuming, solely for purposes of preparing the Payment Spreadsheet, that such Stockholder has delivered to the Exchange Agent the appropriate Form W-8, Form W-9 or similar tax form indicating that no withholding is required) and (K) such other information as required by the Exchange Agent in the form of spreadsheet provided to the Company prior to the date hereof.

(d) Payment Procedures. As soon as reasonably practicable after the Closing Date, Parent or the Exchange Agent shall mail a letter of transmittal in the form set forth in Exhibit D (a “Letter of Transmittal”) and a Joinder Agreement to the address set forth opposite each such Stockholder’s name on the Payment Spreadsheet (except to the extent any of such documents have previously been received by Parent prior to the Closing from such Stockholder). Promptly (but in no event more than five Business Days) following receipt by the Exchange Agent of a Letter of Transmittal, a Joinder Agreement and any applicable tax forms that the Exchange Agent may reasonably require in connection therewith (except to the extent any of such documents have previously been received by Parent prior to the Closing from such Stockholder) (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto, and a certificate representing the relevant shares of Company Capital Stock (the “Company Stock Certificates”), Parent shall cause the Exchange Agent to pay to the holder of such Company Stock Certificate in exchange therefor the Merger Consideration payable in respect thereof at Closing pursuant to Section 1.6(b)(i) (less the amount of cash withheld and deposited in the Escrow Fund pursuant to Section 1.7(b)(ii) and less the amount of cash withheld and deposited in the Representative Escrow Fund pursuant to Section 1.7(b)(iii)) and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the cash and stock amounts payable hereunder in exchange for shares of Company Capital Stock (without interest). Subject to Section 1.7(e), no portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and validly executed Exchange Documents pursuant hereto. For all purposes under this Agreement the value attributable to a share of Parent Common Stock shall be the Parent Trading Price.

(e) Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Exchange Agent or Parent shall pay and/or issue, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration, if any, payable and/or issuable in respect thereto pursuant to Section 1.6(b) upon the making of an affidavit of that fact by the holder thereof; provided, however, that as conditions precedent to the issuance thereof the Stockholder who is the owner of such lost, stolen or destroyed certificate shall have provided an indemnification agreement in a form and substance reasonably acceptable to Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed and to the extent required by the Exchange Agent, the Stockholder who is the owner of such lost, stolen or destroyed certificates shall have delivered a bond in such amount as the Exchange Agent may reasonably direct.

(f) Transfers of Ownership. If any cash amounts or stock are to be disbursed pursuant to Section 1.6 and this Section 1.7 to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(g) Shares of Parent Common Stock. The shares of Parent Common Stock issued by Parent to the Stockholders pursuant to Section 1.6(b), and this Section 1.7 shall be placed in a restrictive class bearing the following restrictive legend:

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(h) Exchange Agent to Return Merger Consideration. At any time following the last day of the sixth month following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Exchange Agent pursuant to Section 1.7(b)(i), and any and all interest thereon or other income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.7(d), and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent and/or the Surviving Corporation (subject to the terms of Section 1.7(j)) only as general creditors thereof with respect to any and all cash amounts and stock that may be payable to such holders of Company Stock Certificates pursuant to Section 1.7(d) upon the due surrender of such Company Stock Certificates and duly executed Exchange Documents in the manner set forth in Section 1.7(d). No interest shall be payable for the cash amounts and stock delivered to Parent pursuant to the provisions of this Section 1.7(h) and which are subsequently delivered to the holders of Company Stock Certificates.

(i) No Further Ownership Rights in Company Capital Stock. Following the consummation of the Merger, the cash amounts and stock paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

(j) No Liability. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Exchange Agent, the Surviving Corporation, or any party hereto shall be liable to a Stockholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(k) Statement of Expenses. Without limitation to any other provision of this Agreement, in making any payment in respect of any Third Party Expenses at the Closing and in calculating the Total Consideration, Parent shall be entitled to rely on the spreadsheet attached as Annex C (the “Statement of Expenses”), which statement sets forth the Company’s statement of all paid and unpaid Third Party Expenses incurred by or on behalf of the Company or any Subsidiary as of the Closing Date, or anticipated to be incurred or payable by or on behalf of the Company or any Subsidiary after the Closing and wire instructions for each payment to be made at Closing.

1.8 Withholding Taxes. The Company, the Exchange Agent, the Escrow Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any Legal Requirements or applicable Orders and shall be permitted to pay or cause to be paid any amounts due under this Agreement through an appropriate payroll service provider of Parent, the Company or the Surviving Corporation or any of their subsidiaries or affiliates in order to facilitate any such deducting or withholding. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity or other Person, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9 Taking of Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to vest Parent with full right, title and possession to all of the Company Capital Stock, then each of the Surviving Corporation, Parent and the officers and directors of each of the Surviving Corporation and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Subject to such exceptions as are disclosed in the specific section, subsection or sub-clause of the disclosure schedule delivered by the Company to Parent on the date hereof prior to the execution and delivery hereof (the “Disclosure Schedule”) that corresponds to the specific section, subsection or sub-clause of each representation and warranty set forth in this Article II (provided, however, that any information set forth in a section, subsection or sub-clause of the Disclosure Schedule shall be deemed to be disclosed for purposes of, and shall qualify, the corresponding section, subsection or sub-clause of this Agreement and any other section, subsection or sub-clause of this Agreement, where it is reasonably apparent on the face of such disclosure that such information applies to such other Section or subsection), the Company hereby represents and warrants to Parent and the Merger Sub as follows:

2.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties

(whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted, except where the failure to be so qualified or licensed would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has Made Available true, correct and complete copies of its certificate of formation, as amended to date (the “Certificate of Formation”), and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”). When made, all the payments made in accordance with Section 1.6(b) and as reflected in the Payment Spreadsheet shall comply with the Charter Documents. Since the date of the Charter Documents Made Available, the Company Board has not approved or proposed any amendment to any of the Charter Documents. Section 2.1 of the Disclosure Schedule lists the directors and board appointed officers of the Company.

2.2 Authority and Enforceability.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to receipt of the Requisite Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Company Board) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Transactions, other than the adoption of this Agreement and approval of the Merger by the Stockholders of the Company who hold at least sixty-six and two thirds percent (66 2/3%) of the voting power of the outstanding shares of Company Capital Stock, voting together as a single class on an as-converted to Company Common Stock basis (the “Requisite Stockholder Approval”). The Requisite Stockholder Approval is the only vote of the Stockholders required under applicable Legal Requirements, the Charter Documents and all Contracts to which the Company or any Subsidiary is a party to legally adopt this Agreement and approve the Transactions.

(b) The Company Board has unanimously determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Company and its Stockholders, approved this Agreement and the Transactions, and recommended to the Stockholders to vote in favor of adoption of this Agreement and approval of the Transactions. The Company Board has taken all necessary actions so that any restrictions on business combinations under applicable Legal Requirements are not applicable to this Agreement and the Transactions and no “control share acquisition,” “fair price,” “moratorium” or other antitakeover Legal Requirement (such Law, “Takeover Law”) applies to this Agreement or the Transactions.

(c) This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (clauses (x) and (y) collectively, the “Enforceability Limitations”).

2.3 Governmental Approvals and Consents. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party or the consummation of the Merger, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Texas.

2.4 No Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition of any Lien (other than a Permitted Lien) upon any material assets of the Company or its Subsidiaries or any of the equity securities of the Company or its Subsidiaries under, (any such event, a “Conflict”) (a) any provision of the Charter Documents or the organizational documents of any Subsidiary, as amended, (b) any Material Contract (other than a Reseller Agreement that is not a Material Reseller Agreement) to which the Company or any Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Legal Requirement or Order applicable to the Company or any Subsidiary.

2.5 Company Capital Structure.

(a) As of the date hereof, the authorized capital stock of the Company consists of 44,000,000 shares of Company Common Stock, of which 23,542,804 shares are issued and outstanding on the date hereof; 8,000,000 shares of Company Series A Preferred Stock, of which 8,000,000 shares are issued and outstanding; 6,000,000 shares of Company Series B Preferred Stock, of which 5,251,429 shares are issued and outstanding and 5,500,000 shares of Company Series C Preferred Stock, of which 4,710,188 shares are issued and outstanding. Each share of Company Preferred Stock is convertible on a one-share-for-one-share basis into Company Common Stock. As of the date hereof, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 2.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held of each series of Company Capital Stock, class and/or series of such shares and the number of the applicable stock certificate representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) All outstanding shares of Company Capital Stock (including Company Restricted Stock) have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in compliance with all applicable Legal Requirements, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in accordance with any right of first refusal or similar right or limitation Known to the Company. No Stockholder has exercised any right of redemption, if any, provided in the Charter Documents with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Stockholder intends to exercise such rights. The Company does not have any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock, or out of any agreements or arrangement relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 2.5(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.

(c) Section 2.5(c) of the Disclosure Schedule sets forth for all holders of Company Restricted Stock as of the date hereof, the name of the holder of such Company Restricted Stock, the date of grant and/or purchase of such Company Restricted Stock, as applicable, the purchase price of such Company Restricted Stock, if any, the repurchase price of such Company Restricted Stock, if any, whether such Company Restricted Stock was acquired pursuant the exercise of an incentive stock option (as defined in Section 422 of the Code), the extent vested to date and whether the vesting of such Company Restricted Stock is subject to acceleration as a result of the Transactions or any other events and whether the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Restricted Stock.

(d) All holders of Company Restricted Stock are current employees or directors of the Company or its Subsidiaries. Each holder of Company Restricted Stock has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Restricted Stock.

(e) Except for the Plan, neither the Company nor any Subsidiary has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any Person (whether payable in shares, cash or otherwise). The Company has reserved 8,438,889 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the granting or purchase of restricted stock or the granting of restricted stock units granted under the Plan, of which (i) 6,323,750 shares have been issued as restricted stock awards under the Plan and remain outstanding as of the date hereof and (ii) 796,410 shares remain available for future grant. True and complete copies of all agreements and instruments relating to or issued under the Plan (including any of the foregoing relating to the Company Restricted Stock awards) have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof Made Available.

(f) No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof.

(g) There are no Company Options or Company Warrants, the Company has never issued any stock options or warrants since its inception and there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any Subsidiary is or has ever been a party or by which the Company is or has ever been bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Subsidiary (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any Subsidiary, and there are no agreements to which the Company or any Subsidiary is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of, and immediately following, the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(h) Section 2.5(h) of the Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest of all outstanding Indebtedness from the Company (as lender) to Stockholders (as borrowers).

2.6 Company Subsidiaries.

(a) Section 2.6(a) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”), including its form and state of organization, ownership and states in which qualified to do business, and the names of each of its officers and directors. Each Subsidiary is a corporation, limited liability company or similar legal entity duly organized, validly existing and in good standing (or in compliance with any comparable concept in the applicable jurisdiction) under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its assets and properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed (to the extent such concepts are applicable) to do business and is in good standing in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications or licenses necessary, except where the failure to be so qualified or licensed would not reasonably be material to the Company and its Subsidiaries, taken as a whole. A true, correct and complete copy of each Subsidiary’s charter documents and bylaws (or similar charter documents), each as amended to date and in full force and effect on the date hereof, has been Made Available. All of the outstanding shares or other equity interests of each Subsidiary are owned of record and beneficially by the Company or a wholly owned Subsidiary of the Company. All outstanding shares or other equity interests of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, have been issued in compliance with all applicable Legal Requirements, and are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock or other equity interests of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Section 2.6(a) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement. None of the Subsidiaries is in violation of its articles or certificate of incorporation, bylaws or other applicable constituent governing documents.

(b) Section 2.6(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity (other than the Subsidiaries listed in Section 2.6(a) of the Disclosure Schedule) in which the Company owns any shares or any interest. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person. The operations now being conducted by the Company are not now and have never been conducted by the Company under any name other than the name of the Company and/or the Subsidiaries.

2.7 Company Financial Statements; Internal Financial Controls.

(a) Section 2.7(a) of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheets as of December 31, 2012, December 31, 2013 and December 31, 2014, and the related consolidated statements of income, cash flow and stockholders’ equity for the respective twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of December 31, 2015 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the year then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes, and may include adjustments relating to stock compensation, current versus long term balance sheet reclasses and other presentation items that may be required by GAAP). The Financials present fairly, in all material respects, the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The Books and Records of the Company and each Subsidiary have been, and are being, maintained, in all material respects, in accordance with applicable legal and accounting requirements and the Financials are consistent in all material respects with such Books and Records.

(b) The Company has Made Available an aging schedule with respect to the billed accounts receivable of the Company and the Subsidiaries as of the Balance Sheet Date indicating a range of days elapsed since invoice. All of the accounts receivable, whether billed or unbilled, of the Company and the Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. No Person has any Lien on any accounts receivable of the Company or any Subsidiary and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any Subsidiary.

(c) The Company and each Subsidiary adheres to a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP, including procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and the Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and the Subsidiaries. Neither the Company nor any Subsidiary has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any Subsidiary, (ii) any fraud that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

(d) Neither the Company nor any Subsidiary is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any

Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any Subsidiary in the Company’s consolidated financial statements.

(e) Neither the Company nor any Subsidiary, nor, to the Company’s Knowledge, any director, officer, Employee, auditor, accountant consultant or representative of the Company or any Subsidiary has received any written complaint, allegation, assertion or claim that the Company or any Subsidiary has engaged in any accounting practices in violation of Legal Requirements, nor does the Company have any Knowledge as of the date hereof of any such practices. No attorney representing the Company or any Subsidiary has provided to the Company or any Subsidiary written notice or evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(f) Section 2.7(f) of the Disclosure Schedule sets forth the consolidated balance sheet of the Company and its Subsidiaries as of January 13, 2016 (the “Pre-Closing Date Balance Sheet”) prepared on a basis consistent with the Financials in a form consistent with the Interim Financials and that fairly presents an estimate by the Company in good faith based on reasonable assumptions of the consolidated balance sheet of the Company and its Subsidiaries as of January 13, 2016; provided, that the Pre-Closing Balance Sheet shall not include any purchase accounting or other adjustments arising out of the consummation of the Transactions.

2.8 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements prepared in accordance with GAAP), except for those liabilities (a) which have been reflected in the Current Balance Sheet, (b) incurred pursuant to this Agreement, (c) relating to the performance of the Material Contracts identified in Section 2.14 of the Disclosure Schedule (none of which is a liability relating to breach of contract) or (d) which have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date and do not exceed $100,000 in the aggregate.

2.9 No Changes. Since the Balance Sheet Date, except for actions expressly contemplated by this Agreement, the business of the Company and the Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and (a) no Company Material Adverse Effect has occurred, and (b) neither the Company nor any Subsidiary has taken any action that would require the consent of Parent under Section 4.2 if proposed to be taken after the date hereof.

2.10 Tax Matters.

(a) Tax Returns and Payments. Each return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto (each, a “Tax Return”) required to be filed by the Company or any Subsidiary with any Governmental Entity with respect to any taxable period ending on or before the Closing Date or any taxable event occurring prior to or on the Closing Date (the “Company Returns”): (i) have been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes required to be paid on or before the Closing Date by the Company or the Subsidiaries have been or will be timely paid. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns filed since January 1, 2013, other than immaterial information Tax Returns (e.g., Forms W-2 and 1099) unless requested by Parent.

(b) Reserves for Payment of Taxes. The Financials fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company and each Subsidiary, as the case may be, will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Balance Sheet Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. Neither the Company nor any Subsidiary has incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business. All payments of estimated Taxes have been made in the ordinary course of business consistent with past practice.

(c) Audits; Claims. No Company Return has ever been examined or audited by any Governmental Entity. Neither the Company nor any Subsidiary has received from any Governmental Entity any: (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company or any Subsidiary. No claim or legal proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company or any Subsidiary except liens for current Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings (and for which there are adequate accruals, in accordance with GAAP).

(d) Legal Proceedings; Etc. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any Subsidiary with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or a Subsidiary and with respect to which adequate reserves for payment have been established).

(e) Distributed Stock. Neither the Company nor any Subsidiary has distributed stock of another Person, and neither the Company nor any Subsidiary has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Adjustment in Taxable Income. Neither the Company nor any Subsidiary is currently, and neither the Company nor any Subsidiary for any period for which a Company Return has not been filed will be, required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or non-U.S. Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.

(g) 280G; 162; Tax Indemnity Agreements; Etc. There is (i) no agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or (ii) agreement, plan, arrangement or other Contract by which the Company or any Subsidiary is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Neither the Company nor any Subsidiary currently is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than a Contract, such as a lease, the primary purpose of which does not relate to Taxes). Section 2.10(g) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. Neither the Company nor any Subsidiary has any liability for Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. law) as a transferee or successor, by Contract (other than a Contract, such as a lease, the primary purpose of which is not related to Taxes), by operation of law or otherwise.

(h) No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company or any Subsidiary is required to file a Tax Return other than the jurisdictions in which the Company or such Subsidiary has filed Tax Returns. Neither the Company nor any Subsidiary is subject to net income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other fixed place of business in that country. No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or a Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(i) Transfer Pricing. The Company and each Subsidiary is in compliance in all material respects with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. The prices for any property or service (or for the use of any property), including interest and other prices for financial services, provided by or to the Company or any Subsidiary are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(j) Tax Shelters; Listed Transactions; Etc. Neither the Company nor any Subsidiary has consummated or participated in, nor is the Company or any Subsidiary currently participating in, any transaction which was or is a “tax shelter” as defined in Section 6662 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has ever participated in, nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S. Legal Requirement. The Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or non-U.S. Legal Requirement).

(k) Section 83(b). No Person holds shares of Company Common Stock that are subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(l) Withholding. Each of the Company and the Subsidiaries (i) has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any non-U.S. Legal Requirement), (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation or other payments to third parties and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including U.S. federal and state income and employment Taxes, Federal Insurance

Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements, and (iii) has timely filed all withholding Tax Returns, for all periods. The Company has corrected the failure to properly report and withhold Taxes related to the issuances of Company Restricted Stock in 2015.

(m) Change in Accounting Methods; Closing Agreements; Etc. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting made prior to the Effective Time; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirement) executed prior to the Effective Time; (iii) intercompany transactions entered into prior to the Effective Time or excess loss accounts (to the extent existing immediately prior to the Effective Time) described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax Legal Requirement); (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the Effective Time.

(n) Consolidated Groups. Neither the Company nor any Subsidiary has ever been a member of an affiliated, combined, consolidated or unitary group (including within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(o) Section 1503. Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code (or any similar provision of U.S. (state, local) or non-U.S. Tax Legal Requirement).

(p) Section 897. Neither the Company nor any Subsidiary: (i) is or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; or (ii) has made the election provided under section 897(i) of the Code.

(q) Section 409A.

(i) Section 2.10(q)(i) of the Disclosure Schedule lists each Company Employee Plan and Contract between the Company or any ERISA Affiliate and any Employee, in each case, that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”). Each such nonqualified deferred compensation plan, if any, has been at all times since January 1, 2005 in operational compliance with Section 409A and at all times since January 1, 2009 in documentary compliance with Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-2) at any time after October 3, 2004. No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A with respect to any Company Employee Plan or other arrangements or agreements which is or has been in effect at any time prior to the Effective Time. To the extent required, the Company and each Subsidiary has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A. There is no Contract to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. There is no Contract to which the Company or any Subsidiary is a party, including the provisions of this Agreement, which, individually or collectively, could give rise to a Parent, Company, Surviving Corporation, or Subsidiary Tax under Section 409A or that would give rise to an Employee Tax and/or Parent, Company, Surviving Corporation or Subsidiary reporting obligations under Section 409A.

(ii) No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) (w) has an exercise price that was less than the fair market value of the underlying equity as of the date such right was granted (as determined in accordance with Section 409A of the Code or, in the case of incentive stock options, in accordance with Section 422 of the Code), (x) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (y) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (z) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Parent.

(r) Other. Other than the representations and warranties contained in Section 2.10(f) and 2.10(m), no representation or warranty contained in this Section 2.10 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning on or after the Closing Date. Notwithstanding anything to the contrary in this Section 2.10, the Company makes no representation as to the amount of, or limitations on, any net operating losses, Tax credit carry-forwards or other Tax attributes that the Company or any Subsidiary may have following the Closing.

2.11 Real Property. Neither the Company nor any Subsidiary owns any real property, nor has the Company or any Subsidiary ever owned any real property. Section 2.11 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any Subsidiary or otherwise occupied by the Company or any Subsidiary (collectively, the “Leased Real Property”). Section 2.11 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sub-lessor, master lessor and/or lessee, the amount of any deposit or other security or guarantee granted in connection with any such lease, license, sublease or other occupancy right, and all amendments, terminations and modifications thereof (collectively, the “Lease Agreements”). The Company and the Subsidiaries currently occupy all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any Subsidiary owes brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. The Company and each Subsidiary has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements. To the Knowledge of the Company, the Leased Real Property is in good operating condition and repair, free from any material structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s business as currently conducted. Neither the operation of the Company or any Subsidiary on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such Leased Real Property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

2.12 Tangible Property. The Company and each Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for Permitted Liens. The material items of equipment owned or leased by the Company or any Subsidiary (i) are adequate for the conduct of the business of the Company and the Subsidiaries as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.13 Intellectual Property.

(a) Disclosures. The Disclosure Schedule accurately identifies and describes: (i) in Section 2.13(a)(i) of the Disclosure Schedule, each Company Product; (ii) in Section 2.13(a)(ii) of the Disclosure Schedule, (A) each item of Registered IP in which the Company or any Subsidiary has or purports to have an ownership interest; (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and the date of such registration or filing; and (C) each other Person (other than the Company) who has any ownership interest in such item of Registered IP; (iii) in Section 2.13(a)(iii) of the Disclosure Schedule, (A) all Licensed IP (other than software subject to Open Source Licenses and any non-customized software that: (1) is licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license; (2) is not incorporated into, or used directly in the development, delivery, hosting, provision or distribution of, the Company Products; and (3) is generally available on standard terms for less than $25,000 per copy, seat or user, as applicable); (B) the Licensed IP Contract related to each item of such Licensed IP identified in (A) above; and (C) whether the license or licenses so granted to the Company or such Subsidiary, as the case may be, are exclusive or nonexclusive; and (iv) in Section 2.13(a)(iv) of the Disclosure Schedule, each Company IP Contract, other than (A) non-disclosure agreements, (B) nonexclusive licenses with terms that do not materially differ from the terms of any Standard Form IP Contracts, and (C) rights granted to contractors or vendors to use Company IP for the sole benefit of the Company.

(b) Standard Form IP Agreements. The Company has Made Available a true, correct and complete copy of each Standard Form IP Contract.

(c) Ownership Free and Clear. The Company and each of the Subsidiaries exclusively own all right, title and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to perfect the rights of the Company and the Subsidiaries in the Company IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the applicable Governmental Entity;

(ii) each Employee has signed a valid and enforceable agreement sufficient to irrevocably assign such Intellectual Property Rights to the Company or any of the Subsidiaries and containing confidentiality provisions protecting the Company IP, with each such agreement substantially in the Company’s Standard Form IP Contract for employees (a copy of which is attached to Section 2.13(c)-A of the Disclosure Schedule) or substantially in the Company’s Standard Form IP Contract for consultants or independent contractors (a copy of which is attached to Section 2.13(c)-B of the Disclosure Schedule), as the case may be;

(iii) no Employee or former employer of any Employee has any claim, right or interest to or in any Company IP;

(iv) to the Knowledge of the Company, no Employee is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v) except as set forth on Section 2.13(c)(v) of the Disclosure Schedule, no funding, facilities or personnel of any Governmental Entity were used to develop or create any Company IP;

(vi) each of the Company and the Subsidiaries has taken reasonable steps to maintain the confidentiality of all proprietary information held by such entity, or purported to be held by such entity, as a trade secret, including any confidential information or trade secrets provided to the Company or a Subsidiary under an obligation of confidentiality;

(vii) neither the Company nor any Subsidiary has assigned or otherwise transferred ownership, or agreed to assign or otherwise transfer ownership, to any Person of any Company IP that is (or was at the time of assignment or transfer) material to any of the respective businesses of the Company or any Subsidiary;

(viii) neither the Company nor any Subsidiary is currently or has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company IP, or to the Knowledge of the Company, any Intellectual Property exclusively licensed to the Company;

(ix) no third party that has licensed Intellectual Property Rights that are included in or used for the provision of Company Products or provided any Intellectual Property that is included in or used for the provision of Company Products, has retained sole ownership of or has retained exclusive license to rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company or any Subsidiary under such license; and

(x) each of the Company and the Subsidiaries owns or otherwise has, and after the Closing will continue to have, all Intellectual Property Rights and Intellectual Property needed to conduct the business of such entity as currently conducted.

(d) Valid and Enforceable. All filings, payments and other actions required to be made or taken to maintain each item of Company IP that is Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or, except for pending applications, unenforceable. Except as set forth in Section 2.13(d) of the Disclosure Schedule, there are no actions that must be taken by Company or any Subsidiary within 120 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining or renewing any Registered IP.

(e) Effects of the Merger. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of the Transactions or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP or any Intellectual Property exclusively licensed to the Company; (ii) a breach of any Contract listed or required to be listed in Sections 2.13(a)(iii) and 2.13(a)(iv) of the Disclosure Schedule (except as specifically set forth in Section 2.13(e) of the Disclosure Schedule); (iii) the release, disclosure or delivery of any Company IP or any Intellectual Property exclusively licensed to the Company by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Intellectual Property Rights owned by, or licensed to, Parent, other than pursuant to Contracts to which Parent is a party; or (v) payment of any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company or any Subsidiary in the absence of this Agreement or the Transactions.

(f) No Third Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Company IP or any Intellectual Property exclusively licensed to the Company. Section 2.13(f) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by, on behalf of, or to the Company or any Subsidiary or any of their respective representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP or any Intellectual Property exclusively licensed to the Company.

(g) No Infringement of Third Party IP Rights. Neither the Company nor any Subsidiary is infringing, misappropriating or otherwise violating, or has ever infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and the conduct of the business of the Company and the Subsidiaries when conducted in substantially the same manner after the date hereof by the Company and the Subsidiaries by Parent, will not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person (including patents issuing on patent applications filed as of the date hereof), violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under any Legal Requirement. Without limiting the generality of the foregoing: (i) no infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against the Company or any Subsidiary or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any Subsidiary with respect to such claim or legal proceeding; (ii) neither the Company nor any Subsidiary has received any notice or other communication (in writing or otherwise) (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person (B) inviting the Company or any Subsidiary to license the Intellectual Property Right of another Person or (C) claiming that the Company Product or the operation of the business constitutes unfair competition or trade practices under any Legal Requirements; (iii) except as set forth in Section 2.13(g) of the Disclosure Schedule, neither the Company nor any Subsidiary is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the Standard Form of IP Contracts); and (iv) to the Knowledge of the Company, no claim or legal proceeding involving any Licensed IP is pending or has been threatened, except for any such claim or legal proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Licensed IP by the Company or any Subsidiary or (B) the distribution, hosting, provision, delivery or sale of any Company Product.

(h) No Harmful Code. To the Knowledge of the Company, none of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging, destroying, taking, appropriating, or exflitrating any data or file without the user’s consent (collectively, “Harmful Code”).

(i) Security Measures. The Company and the Subsidiaries have taken all reasonable steps designed to ensure that the information technology systems used in connection with the operation of the respective businesses of the Company or any Subsidiary are free from any Harmful Code. The Company and the Subsidiaries have reasonably appropriate disaster recovery and security plans, procedures and facilities for their respective businesses and have taken all reasonable steps designed to safeguard the information technology systems utilized in the operation of the business of the Company and the Subsidiaries as such is currently conducted. To the Company’s Knowledge, there have been no material unauthorized intrusions or breaches of the security of the information technology systems used in connection with the operation of the respective businesses of the Company or any Subsidiary.

(j) No Spyware or Malware. None of the Company Software is intended to perform the following functions, without the knowledge and consent of the owner or authorized user of a computer system: (i) collect Personal Data stored on the computer system; (ii) interfere with the owner’s or an authorized user’s control of the computer system; (iii) change or interferes with settings, preferences or commands already installed or stored on the computer system without the knowledge of the owner or an authorized user of the computer system; (iv) change, take, appropriate, exfiltrate or interfere with data, that is stored, accessed or accessible on any computer system or obstruct, interrupt or interfere with lawful access to or use of data by the owner or an authorized user of the computer system; (v) cause the computer system to communicate with another computer system or other device without the authorization of the owner or an authorized user of the computer system; or (vi) install a computer program that may be activated by a third party without the knowledge and permission of the owner or an authorized user of the computer system.

(k) Use of Open Source Code.

(i) Section 2.13(k) of the Disclosure Schedule accurately identifies and describes: (i) each item of software licensed or distributed under the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org) (each, an “Open Source License” and, such software, collectively, “Open Source Software”) that has been or was incorporated into, linked with, or, distributed with, used in the delivery of, or been provided access to in connection with any Company Product; and (ii) the applicable Open Source License for such item of Open Source Software. None of the Company or any of its Subsidiaries has distributed or made available to any third party any Open Source Software in connection with any Company Products. With respect to Open Source Software that is incorporated into, linked with, distributed with or used in the development of any Company Product, the Company has complied in all respects with the terms of each Open Source License.

(ii) Neither the Company nor any Subsidiary has used, modified, or distributed any Open Source Software in a manner that: (i) requires the disclosure, licensing or distribution of any source code for any Company IP or any Intellectual Property exclusively licensed to the Company or any portion of any Company Product other than such Open Source Software; (ii) requires the licensing or disclosure of any Company IP or any Intellectual Property exclusively licensed to the Company or any portion of any Company Product for the purpose of making derivative works; (iii) otherwise imposes any limitation, restriction or condition on the right or ability of the Company or any Subsidiary to use or distribute any Company IP or any Intellectual Property exclusively licensed to the Company, including restrictions on the consideration to be charged for the distribution of any Company Product; or (iv) creates obligations for the Company or any Subsidiary with respect to Company IP or any Intellectual Property exclusively licensed to the Company or grants to any third party any rights or immunities under Company IP or any Intellectual Property exclusively licensed to the Company. Each of the Company and the Subsidiaries has complied with all of the terms and conditions of each applicable Open Source License, including all requirements pertaining to attribution and copyright notices.

(l) No License of Source Code. Except as set forth on Section 2.13(l) of the Disclosure Schedule, no source code for any Company IP has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary, including under any Open Source License. Neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of the Company or any Subsidiary.

(m) Privacy and Data Protection. Section 2.13(m)(i) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Private Information or Customer Data maintained by or for the Company or any Subsidiary at any time, the types of Private Information and Customer Data in each such database, and the means by which the Private Information and Customer Data was collected. Section 2.13(m)(ii) of the Disclosure Schedule identifies each Company Privacy Policy in effect since the earliest of the inception of the Company and each Subsidiary, respectively, and identifies the period of time during which such Company Privacy Policy was or has been in effect. Copies of all Company Privacy Policies have been Made Available to Parent. The Company does not, except as set forth on Section 2.13(m)(iii) of the Disclosure Schedule, collect or process Behavioral Data relating to consumers. The Company, each Subsidiary, the Company Products, and all third parties who have performed services for the Company or any Subsidiary and have had access to Personal Data or Customer Data in connection with the performance of such services, comply, have complied and have always complied, with all applicable Privacy Legal Requirements relating to (A) the privacy of users of all Company Products; (B) consumer protection, marketing, promotion, and text messaging, email, and other communications; and (C) the use, collection, retention, storage, security, disclosure, transfer, disposal, and other processing of any Private Information or Customer Data. At all times since inception, the Company and each Subsidiary has provided accurate notice of its privacy practices on all Company Products and these notices have not contained any material omissions of the Company’s or such Subsidiary’s privacy practices and have not been misleading, deceptive, or in violation of any applicable Privacy Legal Requirement. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not result in a breach or violation of any Privacy Legal Requirements. The Company and each Subsidiary has full rights to transfer to Parent any and all Personal Data and Customer Data collected or otherwise maintained by the Company and by such Subsidiary without violating any Privacy Legal Requirement. The Company and each Subsidiary has obtained written agreements from each Person performing services for the Company or such Subsidiary that the Company or such Subsidiary has permitted to access or process Personal Data or Customer Data that bind such Person to at least the same restrictions and conditions that apply to the Company or each Subsidiary with respect to such Personal Data and Customer Data and to implement reasonable and appropriate means for protecting such Personal Data and Customer Data from unauthorized access, use, and disclosure. There is not and has not been any audit, proceeding, or claim against, or to the Company’s Knowledge, investigation (formal or informal) or complaint against, the Company, any Subsidiary, or, to the Company’s Knowledge, any of their respective customers (in the case of customers, to the extent relating to the Company Products or the practices of the Company or any Subsidiary) by any private party, data protection authority, the Federal Trade Commission, or any other Governmental Entity, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage, security, disposal, or other processing of Personal Data or Customer Data. With respect to the Company Products (including their underlying systems, networks, and technology) and all Personal Data and Customer Data collected, stored, used or maintained by or for the Company or any Subsidiary, the Company and each Subsidiary has at all times taken all steps reasonably necessary to ensure that such Personal Data and Customer Data are protected against unauthorized access, use, modification, disclosure or other misuse, and no unauthorized access to or unauthorized use, modification, disclosure, or other misuse of such Personal Data, or Customer Data has occurred.

(n) Data Processing Agreements. The Company has Made Available a true, correct and complete copy of each standard form of Company Data Processing Contract used by the Company or any Subsidiary at any time, including each standard form of: (i) data, storage or hosting agreement; or (ii) professional services, outsourced services, or consulting agreement containing obligations of the Company or the Subsidiaries relating to Private Information. Company has Made Available each Company Data Processing Contract that deviates in any material respect from the corresponding standard form agreement Made Available pursuant to this Section 2.13(n).

2.14 Material Contracts.

(a) Section 2.14(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract in effect as of the date hereof, (x) to which the Company or any Subsidiary is a party, (y) by which the Company or any Subsidiary or any of their assets is bound or under which the Company or any Subsidiary has any obligation, or (z) under which the Company or any Subsidiary has any right or interest (the Contracts described below, whether or not set forth in Section 2.14(a) of the Disclosure Schedule, being referred to herein as the “Material Contracts”):

(i) that is with a Significant Customer or a Significant Supplier;

(ii) pursuant to which the Company or any Subsidiary has been appointed a partner, reseller, dealer, or distributor or OEM;

(iii) pursuant to which the Company or any Subsidiary has appointed another party as dealer, distributor, sales representative, OEM, value added reseller, remarketer or reseller of any of the Company Products (collectively, “Reseller Agreements”) and, in each case, under which the Company or such Subsidiary has been required to share with the counterparty to such Contract any revenues resulting from and any fees paid in connection with the sale, marketing or other exploitation of Company Products in calendar years ending December 31, 2014 or December 31, 2015 (each, a “Material Reseller Agreement”);

(iv) pursuant to which the Company or any Subsidiary is bound to or has committed to provide any Company Product to any third party on a most favored pricing basis;

(v) pursuant to which the Company or any Subsidiary is bound to, or has committed to provide or license, any Company Product to any third party on an exclusive basis or to acquire or license any material product or service on an exclusive basis from a third party;

(vi) imposing any restriction by its terms on the right or ability of the Company or any Subsidiary (or that would purport by its terms to limit the freedom of Parent or any of its Affiliates): (A) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or to provide services, to any customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (B) to solicit the employment of, or hire, any potential employees, consultants or independent contractors (other than non-disclosure agreements entered into in the ordinary course of business); (C) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person; or (D) to develop or distribute any technology;

(vii) pursuant to which (A) the Company or any Subsidiary is granted a license, covenant not to assert, or other rights with respect to any Licensed IP (including all Open Source Licenses identified in Section 2.13(k) of the Disclosure Schedule), or (B) the Company or any Subsidiary has granted a license, covenant not to assert, or other rights with respect to any Company IP or any Intellectual Property exclusively licensed to the Company;

(viii) that grants (A) any right of first refusal, right of first offer or similar rights with respect to any material assets, rights or properties of the Company or any of the Subsidiaries, or (B) any royalties to any Person;

(ix) set forth or required to be set forth in Sections 2.13(a)(iii) or 2.13(a)(iv) of the Disclosure Schedule;

(x) any Contract with any union, works council, employee representatives, personnel delegates or similar labor entity, labor organization or group of employees, or specifically authorized employees;

(xi) that is with an Employee, trainee, freelancer or temporary worker other than at-will offer letters or agreements made in the ordinary course of business in each case cancellable without penalty to the Company (other than any statutory severance obligations);

(xii) that grants any non-statutory severance or termination pay or benefits or non-statutory post-termination payments (in cash or otherwise) to any Employee or consultant of the Company or any Subsidiary;

(xiii) that is with insurance companies covering healthcare, disability, and pension schemes in force in the Company, together with any existing documents supporting these schemes within the Company, including internal information notices;

(xiv) that is a Lease Agreement;

(xv) that is a Company Data Processing Contract;

(xvi) relating to capital expenditures and involving future payments in excess of $60,000 individually or $300,000 in the aggregate;

(xvii) relating to the settlement of any material Action on or after January 1, 2013;

(xviii) relating to (A) the disposition or acquisition of material assets or any material interest in any Person (other than the Company or any Subsidiary) or (B) the acquisition, issuance or transfer of any securities of any Person (other than the Company or any Subsidiary);

(xix) relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Company or any Subsidiary;

(xx) involving or incorporating any guaranty, pledge, performance or completion bond or surety arrangement;

(xxi) creating or governing any partnership or joint venture or any sharing of revenues, profits or losses, other than any Reseller Agreements;

(xxii) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;

(xxiii) constituting any (A) prime contract, subcontract, letter contract, material task order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or a prime contractor or higher-tier subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or a prime contractor or higher-tier subcontractor of any Governmental Entity;

(xxiv) any service contract, whether for services provided to the Company or any Subsidiary by a consultant or independent contractor, that: (A) may not be terminated by the Company or any Subsidiary on less than sixty (60) days’ notice without penalty to the Company or any Subsidiary; and (B) is material to the operations of the business of the Company or its Subsidiaries; and

(xxv) that contemplates or involves in any calendar year beginning on January 1, 2015 and ending on December 31, 2017: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the aggregate; or (B) the performance of services having a value in excess of $500,000 in the aggregate.

(b) The Company has Made Available true, correct and complete copies of all written Material Contracts in effect as of the date hereof, including all amendments thereto. Section 2.14(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect and is enforceable against the Company and by the Company or the Subsidiaries in accordance with its terms, subject to the Enforceability Limitations. Neither the Company nor any Subsidiary has violated or breached in any material respect, or committed any material default under, any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any material default under, any such Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. Neither the Company nor any Subsidiary has received any written notice regarding any actual or possible violation or breach of, or default under, any Material Contract. Neither the Company nor any Subsidiary has waived any of its material rights under any Material Contract. Neither the Company nor any Subsidiary has received any written notice from a Person threatening to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).

2.15 Employee Benefit Plans.

(a) Schedule. Section 2.15(a)(1) of the Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan and each material Employee Agreement, including any specific Employee Agreement providing severance or material post-termination payments and/or benefits and any specific Employee Agreement providing any specific obligations resulting in additional material liability for the Company or any Subsidiary as a result of the Transactions. No Person who is ineligible to participate in a Company Employee Plan is a participant in any Company Employee Plan. Neither the Company, any Subsidiary nor any ERISA Affiliate has made any commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement materially (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.15(a)(2) of the Disclosure Schedule sets forth a table setting forth the (i) name, (ii) hiring date, (iii) title, (iv) current annual salary or base wages and commissions earned through December 31, 2015, (v) current annual bonus target (if any), and (vi) accrued but unpaid vacation balances of each current employee of the Company and each of the Subsidiaries as of December 31, 2015, including with respect to any Employees on a leave of absence, the date the leave commenced and the expected date of return to work of such Employee whose annual base salary shall exceed $200,000 on a full time basis. To the Knowledge of the Company, no employee listed on Section 2.15(a)(2) of the Disclosure Schedule has delivered written notice to the Company evidencing an intent to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. Section 2.15(a)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that currently have a consulting or advisory relationship with the Company or any Subsidiary.

(b) Documents. The Company and each of the Subsidiaries has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents and all related management, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including existing administrative service agreements and group or other insurance contracts, (vi) all correspondence and/or notifications in the three year period preceding the date of this Agreement to or from any governmental agency or administrative service relating to any Company Employee Plan, (vii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (viii) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (ix) the most recent IRS or equivalent non-U.S. Tax authority determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan. To the Knowledge of the Company, there is no fact, condition, or circumstance since the date the documents were provided in accordance with this paragraph (b), which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Company Employee Plan or Employee Agreement or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. To the Knowledge of the Company, no verbal promises or representations have been made to any Employees to materially increase their compensation or to continue their employment for any specific duration.

(c) Employee Plan Compliance. The Company and each of the Subsidiaries and ERISA Affiliates have, in all material respects, performed all obligations required to be performed by them under, and are in compliance with, the requirements prescribed by any and all applicable statutory or regulatory Legal Requirements, are not in material default or violation of, and the Company and each Subsidiary has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA and the Code. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, the Company has obtained a favorable determination and/or opinion letter and there has been no event, condition or circumstances that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any Subsidiary or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. None of the Company, any Subsidiary or any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of the Subsidiaries and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and/or pursuant to applicable Legal Requirements.

(d) Bonus Plan Compliance. The Company is in compliance in all material respects with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans as of the date of this Agreement, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any material payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(e) No Pension Plan. None of the Company, any Subsidiary or any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. None of the Company, any Subsidiary nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g) Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company, any Subsidiary or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company, any Subsidiary nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(h) International Employee Plans. Each International Employee Plan has been established, maintained and administered in compliance in all material respects with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Legal Requirements that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company, any Subsidiary or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company, its Subsidiaries or its ERISA Affiliates (other than ordinary notice and administration requirements and expenses or routine claims for benefits).

(i) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute or other applicable Legal Requirements. Section 2.15(i) of the Disclosure Schedule accurately: (i) identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any post-termination or retiree compensation or benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company, excluding any potential distributions from the Company’s 401(k) plan and/or any continuation coverage under COBRA or other applicable Legal Requirements; and (ii) briefly describes such benefits.

(j) Effect of Merger. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any payments or benefits otherwise payable or to the provided by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code.

(k) No Loans. There are no outstanding loans or loan balances due by any Employee to the Company (other than outstanding advances to Employees in respect of business expenses made in the ordinary course of business consistent with past practice).

2.16 Employment Matters.

(a) Compliance with Employment Laws. The Company and each Subsidiary is in compliance with all applicable foreign, federal, state and local Legal Requirements and other agreements or arrangements with any works council, employee representative or other labor organization or group of employees, and its own policies and internal regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding and reporting, social security contributions withholding, prohibited discrimination, working time, employee representation, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, or the equivalent under applicable Legal Requirements, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or social security contributions or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security and other payroll taxes or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Actions pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company, any Subsidiary, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, or to the Knowledge of the Company, threatened or reasonably anticipated material Actions against Company, any Subsidiary, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither the Company nor any Subsidiary is currently a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. The services provided by each of the Company’s, each Subsidiary’s and their ERISA Affiliates’ current employees inside the United States are terminable at the will of the Company and its ERISA Affiliates, and outside the United States are terminable in compliance with applicable Legal Requirements, and any such termination would result in no expenses to the Company or any ERISA Affiliate (other than statutory severance obligations, ordinary administration expenses, previously agreed to severance pay or benefits, bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time). Section 2.16(a) of the Disclosure Schedule lists all current amounts owed to any Employee that would result from the termination by the Company, Parent or any Subsidiary of such Employee’s employment or provision of services, other than those disclosed in Section 2.15(i). To the Knowledge of the Company, neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor, intern and/or temporary worker rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages, or the equivalent under applicable Legal Requirements.

(b) Labor. The Company and its Subsidiaries are not a party to any collective bargaining or other agreements with any union, works council, employee representative or other labor organization or group of employees. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any Subsidiary is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union, works council, employee representative or other labor organization or group of employees to organize any Employees. There are no Actions, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor matters involving any Employee, including charges of unfair labor practices. To the Knowledge of the Company, neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement. Neither the Company nor any Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, or other agreements with any union, works council, employee representative or other labor organization or group of employees with respect to Employees and no such agreement is being negotiated by the Company or any Subsidiary.

(c) Immigration Documentation. The Employees are authorized and have legally required documentation to work in jurisdictions in which they are working. Section 2.16(c) of the Disclosure Schedule sets forth an accurate and complete list of (i) all U.S.-based employees of the Company or its Subsidiaries who are not U.S. citizens or permanent residents and (ii) all employees of the Company or its Subsidiaries based outside of the United States that are not citizens or permanent residents of the jurisdiction in which they perform services. Each of the U.S.-based employees required to be listed on Section 2.16(c) of the Disclosure Schedule is authorized under applicable U.S. immigration Legal Requirements to work in his or her current position for the Company or its Affiliate and each non-U.S.-based employee required to be listed on Section 2.16(c) of the Disclosure Schedule is authorized under applicable Legal Requirements to work in his or her current positions for the Company or any Subsidiary.

(d) No Interference. No Employee or consultant of the Company or any Subsidiary is obligated under any Contract or subject to any Order, in each case, that would materially interfere with such person’s efforts to carry out his/her functions to promote the interests of the Company or any Subsidiary or that would materially interfere with the Company’s business.

2.17 Governmental Authorizations. Each notification, consent, license, permit, grant or other authorization (a) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of their respective properties, or (b) which is required for the operation of the Company’s or any Subsidiary’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any Subsidiary, as the case may be. The Company Authorizations are in full force and effect, and no suspension or cancellation of any such Company Authorizations is pending or, to the Knowledge of the Company, threatened. The Company Authorizations constitute all Company Authorizations required to permit the Company and the Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Merger. Since January 1, 2011, (i) the Company has been and is in compliance with the terms and conditions of the Company Authorizations, and (ii) neither the Company nor any Subsidiary has received any written notice from any Governmental Entity regarding any violation by the Company or any Subsidiary of any Company Authorizations, or any actual or threatened revocation, cancellation or termination of any Company Authorizations.

2.18 Litigation and Orders.

(a) There is no material Action of any nature pending, or to the Knowledge of the Company threatened, against the Company or any Subsidiary, their respective properties and assets (tangible or intangible) or any of their respective officers or directors (solely in their capacities as such). To the Knowledge of the Company, there is no Action of any nature pending against any Person who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification from the Company in respect of such Action related to facts and circumstances existing prior to the Effective Time.

(b) No Governmental Entity has at any time challenged the legal right of the Company or any Subsidiary to conduct their respective operations as presently or previously conducted.

(c) Neither the Company nor any Subsidiary is subject to any outstanding Order.

2.19 Insurance. Section 2.19 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, any Subsidiary or any ERISA Affiliate. There is no claim by the Company or any Subsidiary or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company, any Subsidiary and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds are in full force and effect. Neither the Company nor any Subsidiary has received any written threat of termination of, or premium increase with respect to, any of such policies. None of the Company, any Subsidiary or any controlled Affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.20 Compliance with Legal Requirements. Since January 1, 2011, except as is not material in any case or in the aggregate, the Company and each Subsidiary has complied with, and is not in violation of, any Legal Requirement. Since January 1, 2011, neither the Company nor any Subsidiary has received any written notices of any violation of any Legal Requirement, or has provided any written notice to any Governmental Entity regarding any violation by the Company or any of the Subsidiaries of any Legal Requirement.

2.21 Export Control Laws.

(a) The Company and each Subsidiary have complied in all material respects with all applicable export and re-export control Legal Requirements (“Export Controls”), including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State, and any applicable anti-boycott compliance regulations. Neither the Company nor any Subsidiary has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by those Legal Requirements. The Company and the Subsidiaries are in compliance with all applicable import Legal Requirements (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(b) Except as authorized under applicable Legal Requirements, the Company and the Subsidiaries have not released or disclosed ITAR-controlled technical data or EAR-controlled technology requiring a license in order to be exported to any foreign national whether in the United States or abroad.

(c) No Action, claim, request for information, or subpoena is pending, or to the Knowledge of the Company, threatened, concerning or relating to any export or import activity of the Company or any Subsidiary. No voluntary self-disclosures have been filed by or for the Company or any Subsidiary with respect to possible violations of Export Controls and Import Restrictions.

(d) The Company and the Subsidiaries have maintained all records required to be maintained in the Company’s and the Subsidiaries’ possession as required under the Export Control and Import Restrictions.

(e) The Company and the Subsidiaries have not, in violation of applicable Legal Requirements, provided any hardware, software, technology, or services to any individual or entity in a prohibited country, including Cuba, Iran, North Korea, Sudan, Syria or the Crimea Region of the Ukraine or on any relevant list of prohibited parties including but not limited to the Commerce Department’s Denied Persons List (“DPL”), Entity List, and Unverified Parties List; the Treasury Department’s List of Specially Designated Nationals List (“SDN List”), and the State Department’s list of debarred parties.

(f) Neither the Company nor any Subsidiary has exported (i) any hardware, software or technical data controlled by the ITAR or (ii) any hardware, software or technology controlled under the EAR that is classified as anything other than EAR99.

2.22 Anti-Corruption. Neither the Company, the Subsidiaries, nor any director, officer, employee, nor, to the Knowledge of the Company or any Subsidiary, any distributor, reseller, consultant, agent or other third party retained by the Company or a Subsidiary and while acting on behalf of the Company or any of the Subsidiaries, has provided, offered, promised, or authorized the provision of anything of value (including payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the FCPA, which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization for the purpose of corruptly assisting the Company or a Subsidiary in (i) obtaining or retaining business for or with, or directing business to, any person; (ii) influencing any act or decision of a foreign government official in his or her official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of his/her lawful duties; or (iv) securing any improper advantage, in violation of the FCPA, United Kingdom Bribery Act 2010, the U.S. Travel Act, Title 18 of the U.S. Code section 201, or any applicable local, domestic, or international anticorruption, anti-bribery, or anti-money laundering laws (collectively hereinafter “Anti-Corruption Laws”). Neither the Company, the Subsidiaries, nor any of their respective directors, officers, employees or, to the Knowledge of the Company or any Subsidiary, agents while acting on behalf of the Company or any of the Subsidiaries has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before stated parties entered, submitted, or otherwise included any false, fictitious, or inaccurate entries in the Company’s or any of its Subsidiaries’ books and records in violation of applicable laws or regulations. The Company and the Subsidiaries have not made any provisions to any person (including “foreign officials”), or taken any act in furtherance of such a provision, that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of applicable Anti-Corruption Laws. The Company and the Subsidiaries have not conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or agency with respect to any alleged act or omission arising under or relating to any noncompliance with applicable Anti-Corruption Laws.

2.23 Environmental Law. Neither the Company nor any Subsidiary has released any Hazardous Material in material violation of Environmental Law. Except in compliance with Environmental Law and in a manner that would not reasonably be expected to result in material liability to the Company or any Subsidiary, no Hazardous Materials are present in, on or under any real property, including the land, improvements, ground water and surface water thereof, that the Company or any Subsidiary (i) currently leases, operates, or occupies or (ii) formerly leased, operated or occupied as of the date on which the real property ceased to be leased, operated or occupied by the Company or any Subsidiary. The Company and each of the Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all Environmental Laws. All of the Company’s products comply in all material respects with the European Union Directives 2011/65/EU on the restriction on the use of certain hazardous substances in electrical and electronic equipment or ROHS Directive and the 2012/12/EU, the Waste Electrical and Electronic Equipment Directive, and all implementing Legal Requirements.

2.24 Customers and Suppliers.

(a) Neither the Company nor any Subsidiary has any outstanding material disputes concerning any Company Products with any customer, user, reseller, distributor, OEM or other licensee who, in either (i) the fiscal year ended December 31, 2014 and/or (ii) the fiscal year ended December 31, 2015, represented aggregate revenues to the Company and the Subsidiaries, taken together, of $1,000,000 or more during such period for Company Products (each, a “Significant Customer”). Neither the Company nor any Subsidiary has received any written notice from any Significant Customer that such Significant Customer intends to terminate or materially and negatively modify any existing Contracts with the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in either (i) the fiscal year ended December 31, 2014 and/or (ii) in the fiscal year ended December 31, 2015 was one of the ten (10) largest suppliers of products and/or services to the Company and the Subsidiaries based on amounts paid or payable by the Company and the Subsidiaries to such supplier during such period (each, a “Significant Supplier”). Neither the Company nor any of the Subsidiaries has received any written notice from any Significant Supplier that such Significant Supplier intends to terminate or materially and negatively modify any existing Contracts with the Company (or the Surviving Corporation or Parent) or any Subsidiary.

2.25 Interested Party Transactions. No officer or director of the Company or any Subsidiary or, to the Knowledge of the Company, any stockholder holding more than five percent of the outstanding shares of capital stock of the Company (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has or has had, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any Subsidiary is a party (other than in such Person’s capacity as an officer of director of the Company or any Subsidiary); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.25; provided, further, that the investments held in entities made by pooled investments funds of which a director or a stockholder may be affiliated shall not be deemed to be an “interest in any Person” for purposes of this Section 2.25. Other than as set forth in the Charter Documents and on Section 5.7 of the Disclosure Schedule, there are no Contracts with regard to contribution or indemnification between the Company and any of the Stockholders. All transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any services, products, technology or Intellectual Property Rights to, the Company or any Subsidiary have been on an arms-length basis on terms no less favorable to the Company or any Subsidiary than would be available from an unaffiliated party.

2.26 Government Contracts.

(a) With respect to each Contract between the Company and any Governmental Entity, and each outstanding bid, quotation or proposal by the Company (each, a “Bid”) that if accepted or awarded could lead to a Contract between the Company and any Governmental Entity, (each such Contract or Bid, a “Company Government Contract”) and each Contract between the Company and any prime contractor or upper-tier subcontractor relating to a Contract between such person and any Governmental Entity (each such Contract or Bid, a “Company Government Subcontract”):

(i) to the Knowledge of the Company, each such Company Government Contract or Company Government Subcontract (A) was legally awarded and (B) unless expired prior to the effective date of this Agreement, is binding on the parties thereto and is in full force and effect; provided that for purposes of this clause (i), the terms Company Government Contract and Company Government Subcontract shall not include any Bids;

(ii) to the Company’s Knowledge, no reasonable basis exists to give rise to (A) a material claim for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Company Government Contract or Company Government Subcontract or under the United States False Claims Act or the United States Procurement Integrity Act; (B) a material claim under the United States Truth in Negotiations Act; (C) a finding of material violation of any labor law; or (D) a finding of material failure to perform any material obligation of any Company Government Contract or Company Government Subcontract.

(iii) neither the United States government nor any prime contractor or subcontractor has notified the Company or any Subsidiary, in writing, that the Company or any Subsidiary has, or may have, breached or violated in any material respect any Legal Requirements, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and, to the Knowledge of the Company, any representations or certifications submitted by the Company or any Subsidiary in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission;

(iv) neither the Company nor any Subsidiary has received, in writing, any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Company Government Contract or Company Government Subcontract, and, to the Company‘s Knowledge, there is no basis for any such notice of termination for default, cure notice, or show cause notice. To the Company’s Knowledge, no termination for convenience of a Company Government Contract or Company Government Subcontract is being contemplated.

(v) to the Knowledge of the Company, no cost incurred or material amount invoiced by the Company or any Subsidiary pertaining to such Company Government Contract or Company Government Subcontract has been questioned or challenged, is the subject of any audit or investigation, or has been disallowed by any Governmental Entity;

(vi) no payment due to the Company or any Subsidiary pertaining to such Company Government Contract or Company Government Subcontract has been withheld or set off, and, to the Company’s Knowledge, the Company and the Subsidiaries are entitled to all progress or other payments received to date with respect thereto; and

(vii) the Company and the Subsidiaries have complied in all material respects with all material requirements of such Company Government Contract or Company Government Subcontract and any Legal Requirements relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Legal Requirements other than the state or federal laws of the United States, the functional equivalent thereof, if any).

(b) Neither the Company nor any Subsidiary, nor any of the respective directors or officers of the Company or any Subsidiary, is, or within the past three years has been, to the Knowledge of the Company (i) under any material administrative, civil or criminal investigation, audit, or indictment by any Governmental Entity, (ii) the subject of any material audit or investigation by the Company or any Subsidiary, in each case, with respect to any alleged violation of Legal Requirements or Contract arising under or relating to any Company Government Contract or Company Government Subcontract or (iii) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension (or for purposes of this clause (iii), in the case of Contracts governed by Legal Requirements other than the state or federal laws of the United States, the functional equivalents thereof, if any), from participation in the award of any Contract with any Governmental Entity. To the Knowledge of the Company, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or a finding of non-responsibility or ineligibility with respect to the Company, any Subsidiary or any of their respective directors or officers, in any such case, for purposes of doing business with any Governmental Entity.

(c) Neither the Company nor any Subsidiary has received written notice of any (i) outstanding material claims against the Company or any Subsidiary, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any Company Government Contract or Company Government Subcontract, (ii) bid protest filed by another Person challenging the award of a Company Government Contract to the Company, or (iii) outstanding material claims or requests for equitable adjustment or disputes between the Company or any Subsidiary, on the one hand, and the United States government, on the other hand, under the United States Contract Disputes Act, as amended, or between the Company or any Subsidiary, on the one hand, and any prime contractor, subcontractor, vendor or other person, on the other hand, arising under or relating to any Company Government Contract or Company Government Subcontract. To the Knowledge of the Company, neither the Company nor any Subsidiary has received any written adverse or negative past performance evaluations or ratings in connection with any Company Government Contract or Company Government Subcontract. Neither the Company nor any Subsidiary has (A) any interest in any pending or potential claim against any Governmental Entity or (B) any interest in any pending claim against any prime contractor, subcontractor, vendor or other person arising under or relating to any Company Government Contract or Company Government Subcontract.

(d) The Company has not made any mandatory or voluntary disclosures to any government agency of credible evidence of a violation of Federal criminal law involving fraud, conflict of interest, bribery or gratuity violations found in Title 18 of the United States Code, or a violation of the Civil False Claims Act, with respect to any Company Government Contract or Company Government Subcontract.

(e) The Company has not been involved in any transaction or dealing with any individual or entity on the GSA Excluded Parties List that violates any applicable requirement of the Federal Acquisition Regulation.

2.27 Facility Security Clearances; Personal Security Clearances.

(a) The Company and the Subsidiaries possess all facility security clearances required to perform the applicable Company Government Contracts and Company Government Subcontracts (“Facility Security Clearances”). Such clearances are (i) all of the Facility Security Clearances reasonably necessary to conduct the current business of the Company and the Subsidiaries and (ii) valid and in full force and effect. No termination, denial of eligibility, notice of rescission, notice of wrongdoing, marginal or unsatisfactory or failed vulnerability assessment, notice of breach, cure notice or show cause notice from Defense Security Service or any other Governmental Entity has been issued and remains unresolved with respect to any of the Facility Security Clearances, and to the Knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

(b) The appropriate employees of the Company and the Subsidiaries possess all United States Government security clearances required to perform the applicable Company Government Contracts and Company Government Subcontracts (“Security Clearances”). The subcontractor(s) and independent contractor(s) of the Company and the Subsidiaries possess all necessary security clearances required to perform the applicable Company Government Contracts and Company Government Subcontracts. Such clearances are (i) all of the personnel Security Clearances reasonably necessary to conduct the current business of the Company and (ii) valid and in full force and effect. To the Knowledge of the Company, no termination, denial of eligibility, notice of rescission, notice of wrongdoing, notice of breach, cure notice or show cause notice from Defense Security Service or any other Governmental Entity has been issued and remains unresolved with respect to any of the personnel Security Clearances held by any of the employees of the Company and the Subsidiaries to the extent held or required in connection with the conduct of the business of the Company and the Subsidiaries.

(c) The Company, the Subsidiaries and their respective employees who hold Security Clearances, are in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006), and any supplements, amendments or revised editions thereof. To the Knowledge of the Company, there has been no audit relating to the Company’s or any Subsidiary’s compliance with the requirements of the National Industrial Security Program that resulted in material adverse findings against the Company.

2.28 No Organizational Conflicts of Interest. No Governmental Entity nor any prime contractor or subcontractor has ever provided the Company with any written (or to the Knowledge of the Company, oral) notice alleging that the Company has an actual, apparent or potential organizational conflict of interest as defined in FAR Subpart 9.5.

2.29 Books and Records. The minute books of the Company and each Subsidiary have been Made Available and have been maintained in all material respects in accordance with Legal Requirements. The business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records maintained by the Company and its Subsidiaries (collectively, the “Books and Records”) fairly reflect, in all material respects, the business activities of the Company and each Subsidiary. Neither the Company nor any Subsidiary has engaged in any material transaction, maintained any bank account or used any material amount of corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company and the Subsidiaries.

2.30 Brokers. Except for Morgan Stanley & Co. LLC and America’s Growth Capital, LLC, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of the Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other similar fee or commission in connection with this Agreement or the Transactions.

2.31 Compliance with Regulation D. The Company is aware that the Parent Common Stock to be issued pursuant to the Transaction will constitute “restricted securities” within the meaning of Securities Act. At no time was any holder of Company Capital Stock solicited by means of general advertising or general solicitation in connection with this Agreement or the Transactions.

2.32 No Other Representations and Warranties. Except as expressly set forth in Article II, neither the Company nor any of the Company’s agents, employees or Representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of the Company, any Subsidiary or their respective businesses, including any representations and warranties about the accuracy or completeness of any information or documents previously provided, and any such other representations or warranties are hereby expressly disclaimed. Parent and the Merger Sub expressly acknowledges and agrees that none of Parent, the Merger Sub or any of their respective agents, employees or Representatives is relying on any other representation or warranty of the Company or any of its agents, employees or Representatives, including regarding the accuracy or completeness of any such other representations and warranties, whether express or implied. Notwithstanding the foregoing, the Company hereby acknowledges that during the course of the due diligence investigation of the Company conducted by or on behalf of Parent in connection with Parent’s consideration of the Transactions, the Company provided information and made statements to Parent and its Representatives regarding the Company and its business, operations, financial condition and other matters. Parent understands and hereby acknowledges and agrees that neither Parent nor any other Indemnified Party shall have any right to file, bring or make (and hereby expressly waives to the fullest extent allowable under applicable Legal Requirements the right to file, bring or make) any lawsuit or other claims against any Indemnifying Party under this Agreement or otherwise as a result of any inaccuracies in any such information or statements unless and solely to the extent that such information or statements (i) are the subject of an express representation and warranty set forth in this Article II, or (ii) Parent can demonstrate the commission of actual fraud or an intentional misrepresentation by or on behalf of the Company when such information or such statements were provided or otherwise made; provided, however, that notwithstanding the foregoing, Parent understands and hereby acknowledges and agrees that neither Parent nor any other Indemnified Party shall have any right to bring (and hereby expressly waives to the fullest extent allowable under applicable Legal Requirements the right to file, bring or make) any lawsuit or other claims against any Indemnifying Party under this Agreement or otherwise arising out of any forward looking, predictive or prospective information or statements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Subject to such exceptions as are disclosed (i) in the specific section, subsection or sub-clause of the disclosure schedule, if any, delivered by Parent to the Company on the date hereof prior to the execution and delivery hereof (the “Parent Disclosure Schedule”) that corresponds to the specific section, subsection or sub-clause of each representation and warranty set forth in this Article III (provided, however, that any information set forth in a section, subsection or sub-clause of the Disclosure Schedule shall be deemed to be disclosed for purposes of, and shall qualify, the corresponding section, subsection or sub-clause of this Agreement and any other section, subsection or sub-clause of this Agreement, where it is reasonably apparent on the face of such disclosure that such information applies to such other Section or subsection) or (ii) in the Parent SEC Documents (other than in any “risk factor” disclosure or any other forward looking statements set forth therein), each of Parent and the Merger Sub hereby represents and warrants to the Company as follows:

3.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Texas. Each of Parent and Merger Sub is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary, except for where such failures to be so qualified would not, individually or in the aggregate, reasonably be expected to delay or impair Parent’s or Merger Sub’s abilities to consummate the Merger. Parent owns beneficially and of record all outstanding capital stock of Merger Sub free and clear of any Liens, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub. Merger Sub was incorporated solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has engaged in no business activities or operations and has conducted its operations only as contemplated by this Agreement.

3.2 Authority and Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate and other action on the part of Parent and the Merger Sub. This Agreement and any Related Agreements to which Parent and/or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to the Enforceability Limitations.

3.3 Governmental Approvals and Consents. No consent, waiver, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or the Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the Transactions, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, in

(b) the filing of the Certificate of Merger with the Secretary of State of the States of Texas, (c) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and (d) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings that have been obtained prior to the execution of this Agreement on terms that in the aggregate would not materially impair Parent’s ability to consummate the Merger.

3.4 No Conflicts. The execution and delivery by Parent and Merger Sub of this Agreement and any Related Agreement to which Parent or Merger Sub is a party, and the consummation of the Transactions, will not result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under (a) any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or Merger Sub, as amended or (b) any Legal Requirement or Order applicable to Parent or any of its direct or indirect subsidiaries.

3.5 SEC Reports and Financial Statements.

(a) A true and complete copy of each quarterly report and registration statement filed by Parent with the SEC since the initial public offering of Parent Common Stock on September 19, 2013 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.

(b) Except as set forth in any Parent SEC Document, the financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the “Parent Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

(c) Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent that could have a material effect on the Parent Financial Statements. Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed to provide reasonable assurance that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since December 31, 2014, neither Parent nor Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent; (B) any illegal act or fraud, whether or not material, that involves Parent or its management or other employees; or (C) any claim or allegation regarding any of the foregoing. There are no outstanding loans made by Parent or any of its direct or indirect subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.

3.6 Parent Capitalization. The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock, of which 160,563,939 shares were issued and outstanding as of October 30, 2015 and 100,000,000 shares of preferred stock, of which none are issued and outstanding as of the close of business on the day immediately preceding the date of this Agreement. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable.

3.7 Merger Consideration.

(a) Parent has sufficient cash and cash equivalents on hand to pay the cash portion of the Merger Consideration.

(b) The Parent Common Stock to be issued by Parent as part of the Merger Consideration (if any) has been duly authorized, and upon consummation of the Merger and the issuance of such shares of Parent Common Stock pursuant to and in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

(c) The Parent Common Stock to be issued by Parent as part of the Merger Consideration will be, when issued in accordance with the terms of this Agreement, validly issued, fully paid and non-assessable.

3.8 Brokers. Other than Wells Fargo Securities, LLC, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other similar fee or commission in connection with this Agreement and the Transactions.

3.9 No Other Representations and Warranties. Except as expressly set forth in Article III, none of Parent, Merger Sub nor any of their respective agents, employees or Representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of Parent, Merger Sub, or any of their respective Subsidiaries or businesses, including any representations and warranties about the accuracy or completeness of any information or documents previously provided, and any such other representations or warranties are hereby expressly disclaimed. The Company expressly acknowledges and agrees that none of the Company or any of its agents, employees or Representatives is relying on any other representation or warranty of Parent, the Merger Sub or any of its agents, employees or Representatives, including regarding the accuracy or completeness of any such other representations and warranties, whether express or implied. Notwithstanding the foregoing, Parent hereby acknowledges that during the course of the due diligence investigation of Parent conducted by or on behalf of the Company in connection with the Company’s consideration of the Transactions, Parent provided information and made statements to the Company and its Representatives regarding Parent and its business, operations, financial condition and other matters. The Company understands and hereby acknowledges and agrees that neither the Company nor any other Person shall have any right to file, bring or make (and hereby expressly waives to the fullest extent allowable under applicable Legal Requirements the right to file, bring or make) any lawsuit or other claims against Parent or any of its Affiliates or Representatives under this Agreement or otherwise as a result of any inaccuracies in any such information or statements unless and solely to the extent that such information or statements (i) are the subject of an express representation and warranty set forth in this Article III, or (ii) the Company can demonstrate the commission of actual fraud or an intentional misrepresentation by or on behalf of Parent or the Merger Sub when such information or such statements were provided or otherwise made; provided, however, that notwithstanding the foregoing, the Company understands and hereby acknowledges and agrees that neither the Company nor any other Person shall have any right to bring (and hereby expressly waives to the fullest extent allowable under applicable Legal Requirements the right to file, bring or make) any lawsuit or other claims against Parent or any of its Affiliates or Representatives under this Agreement or otherwise arising out of any forward looking, predictive or prospective information or statements.

ARTICLE IV

CONDUCT OF COMPANY BUSINESS

DURING PENDENCY OF TRANSACTION

4.1 Affirmative Obligations of the Company. During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 6.1 or the Effective Time, except to the extent that Parent shall otherwise consent in writing, the Company shall conduct the business of Company and the Subsidiaries in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, pay all Taxes of the Company and the Subsidiaries when due (subject to Parent’s review and consent to the filing of Tax Returns, as set forth in Section 4.2(p)), pay or perform all other obligations of the Company and the Subsidiaries when due (including the timely withholding, collecting, remitting and payment of all Taxes required under Legal Requirement), and, to the extent consistent with such business, preserve intact the present business organizations of the Company and the Subsidiaries, keep available the services of the present officers and Employees of the Company and the Subsidiaries, preserve the assets (including intangible assets) and properties of the Company and the Subsidiaries and preserve the relationships of the Company and the Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and the Subsidiaries at the Effective Time.

4.2 Restrictions on Company Business and Operations. In furtherance and not in limitation of Section 4.1, during the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 6.1 or the Effective Time, except as expressly contemplated by this Agreement and except as expressly set forth in Section 4.2 of the Disclosure Schedule, the Company shall not (and shall ensure that no Subsidiary shall):

(a) cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or make any other actual, constructive or deemed distribution in respect of the such shares of capital stock;

(c) split, combine or reclassify any Company Capital Stock or the capital stock of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock or the capital stock of any Subsidiary), except in accordance with the agreements evidencing Company Restricted Stock outstanding and as in effect on the date hereof;

(d) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or equity-based awards (whether payable in cash, stock or otherwise) or the capital stock of any Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the vesting of any shares of Company Restricted Stock outstanding as of the date of this Agreement in accordance with their terms as in effect on the date hereof;

(e) form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(f) make or agree to make any capital expenditure or commitment exceeding $100,000 individually or $300,000 in the aggregate;

(g) acquire or agree to acquire or dispose or agree to dispose of any assets of the Company or any Subsidiary or any business enterprise or division thereof outside the ordinary course of the business of the Company or any Subsidiary, as the case may be, and consistent with past practice, or merge or consolidate with or into any other Person;

(h) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of the Subsidiaries;

(i) enter into any agreement, contract or commitment for the (i) sale, lease, license or transfer of any Company IP or any Intellectual Property exclusively licensed to the Company or enter into any agreement, contract, commitment, modification or amendment to any agreement with respect to Company IP or any Intellectual Property exclusively licensed to the Company with any Person, (ii) purchase or license of any Intellectual Property or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property or Intellectual Property Rights of any Person, or (iii) change in pricing or royalties set or charged by the Company or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company or any Subsidiary, except pursuant to Contracts substantially in the form of the Standard Form IP Contracts in the ordinary course of business;

(j) incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a Lien over any asset of the Company or any Subsidiary or amend the terms of any outstanding loan agreement;

(k) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly owned Subsidiaries;

(l) make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;

(m) commence or settle any Action or threat of any Action by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets;

(n) pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

(o) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(p) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement (other than a Contract, such as a lease, the primary purpose of which is not related to Taxes), enter into any transactions giving rise to deferred gain or loss, amend any Tax Return or file any income Tax Return including any estimated Tax Return or other material Tax Return unless a copy of such Tax Return has been submitted to Parent for review a reasonable period of time prior to filing and Parent has consented to such filing (which consent shall not be unreasonably withheld, conditioned or delayed);

(q) adopt, amend or terminate, or start a termination process of, any Company Employee Plan, collective bargaining agreement and other agreements or arrangements with any works councils, employee representative or labor organization or group of employees, or any Employee Agreement including any indemnification agreement, enter into or amend any Employee Agreement or otherwise hire any Person as an Employee except as required by the terms of such agreements or arrangement;

(r) increase or make any other change that would result in increased cost to the Company or any Subsidiary to the salary, wage rate, incentive compensation opportunity, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company or any Subsidiary to any Employee;

(s) hire employees at the executive level or higher or, other than in the ordinary course of business consistent with past practice, any other employees;

(t) terminate any employees of the Company or the Subsidiaries or otherwise cause any employees of the Company or the Subsidiaries to resign, in each case other than (x) in the ordinary course of business consistent with past practice or (y) for cause or poor performance (documented in accordance with the Company’s past practices);

(u) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee, except payments made pursuant to written agreements existing on the date hereof and disclosed in Section 4.2(u) of the Disclosure Schedule;

(v) take any action to accelerate the vesting or payment of, or otherwise modify the terms of any Company Restricted Stock or accelerate the vesting or payment of, any other compensation to any Employee;

(w) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company or any Subsidiary;

(x) except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the Stockholders;

(y) send any written communications (including electronic communications) to Employees regarding this Agreement or the Transactions or make any representations or issue any communications to Employees that, in each case, are inconsistent with this Agreement or the Transactions, including any representations regarding offers of employment from Parent;

(z) (i) terminate, amend, waive, or modify in any material manner relative to such Contract or the Company’s or any Subsidiary’s businesses or operations, or violate, the terms of any Material Contract, or (ii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the date hereof; or

(aa) enter into any new line of business or change its material operating policies in any material respect, except as required by applicable Legal Requirements or by policies imposed by any Governmental Entity;

(bb) amend, revise or modify any existing Company Privacy Policy, or publish any new Company Privacy Policy;

(cc) other than in the ordinary course of business consistent with past practice, (i) introduce any material new products or services or any material marketing campaigns or (ii) introduce any material new sales compensation or incentive programs or arrangements;

(dd) take, commit, or agree in writing or otherwise to take, any of the actions described the foregoing clauses of this Section 4.2, or any other action that would (i) prevent the Company or any Subsidiary from performing, or cause the Company or any Subsidiary not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its representations and warranties set forth herein being untrue or incorrect.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 No Solicitation of Competing Acquisition Proposals.

(a) Termination of Pending Discussions. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) regarding any Alternative Transaction. The Company agrees that it shall, as soon as practicable following the date hereof but in any event within two (2) Business Days, request of each Third Party that has heretofore executed a confidentiality agreement in connection with its consideration of a transaction with the Company to return or destroy (in accordance with the terms of such confidentiality agreement) all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Third Party by or on behalf of the Company or any of the Subsidiaries, or Representatives.

(b) No Solicitation of Competing Acquisition Proposals. Commencing on the date hereof and continuing at all times until the earlier to occur of the Effective Time and the valid termination of this Agreement pursuant to the provisions of Section 6.1, the Company shall not, through any of its directors, officers or other employees, stockholders, Affiliates, representatives, or other agents including its financial, legal or accounting advisors (together, “Representatives”), directly or indirectly: (i) solicit, initiate, seek, knowingly encourage, promote, formally approve or support any inquiry, proposal or offer from, (ii) furnish any non-public information regarding the Company (other than in connection with the sale of products and services in the ordinary course of business consistent with past practice or license of Intellectual Property in connection therewith) to, (iii) take any other action that is intended or would be reasonably expected to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Alternative Transaction with, (iv) participate in any discussions or negotiations (except to state that such discussions or negotiations are not permitted pursuant to these provisions) with, (v) approve, endorse or recommend, or propose to approve, endorse or recommend, an Alternative Transaction by, (vi) terminate, amend or waive any rights under (or fail to enforce by seeking an injunction or by seeking to specifically enforce the terms of) any confidentiality or “standstill” or other similar agreement between the Company or any of the Subsidiaries with, (vii) take any action to exempt from any Takeover Law, in each of the preceding clauses (i)-(vii) above, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other entity, person or group of any of the foregoing (other than Parent and its Representatives acting in their capacities as such) (each, a “Third Party”) regarding (A) any acquisition of all or any part of the Company or any of the Subsidiaries (including by way of any merger or consolidation with or involving the Company or any of the Subsidiaries) or any acquisition, issuance, grant, sale or transfer of any of the securities, business, properties or assets of the Company or any of the Subsidiaries (other than the sale of products and services in the ordinary course of business consistent with past practice or license of Intellectual Property in connection therewith), (B) any joint venture or other strategic investment in or involving the Company or any of the Subsidiaries (other than a commercial or strategic relationship in the ordinary course of business), including any new financing, investment round or recapitalization of the Company, (C) the employment of all or substantially all of the Employees or (D) any other similar transaction involving the Company or any of the Subsidiaries that is not in the ordinary course of business (each, an “Alternative Transaction”); or (viii) enter into any Contract, whether binding or non-binding, with any Third Party providing for an Alternative Transaction (including a letter of intent or exclusivity agreement) or committing the Company or any of the Subsidiaries to do any of the actions contemplated by the preceding clauses (i)-(vii) above.

(c) Notice of Competing Acquisition Proposals. In the event that the Company or any of its Representatives shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 6.1, any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in clause (ii) of Section 5.1(b), the Company or such Affiliate or Representative shall immediately notify Parent thereof, which notice shall include the identity of the Third Party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such Third Party), and such other information related thereto as Parent may reasonably request.

(d) Actions of Representatives. The parties hereto understand and agree that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.

(e) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.1 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.

5.2 Stockholder Approval.

(a) Promptly following the execution of this Agreement, the Company shall solicit written consent from the Major Stockholders in the form attached hereto as Exhibit E (the “Stockholder Written Consent”) and, concurrently therewith, deliver the information statement in the form attached hereto as Exhibit F (the “Information Statement”), in each case in accordance with Texas Law. The Company shall promptly deliver to Parent a copy of each executed Stockholder Written Consent upon receipt thereof from any Stockholder pursuant to such solicitation. It is anticipated that, promptly after the execution of this Agreement, the Company will receive Stockholder Written Consents from Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Requisite Stockholder Approval. Promptly upon obtaining the Requisite Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable, send to all Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to Texas Law. Such materials submitted to the Stockholders in connection with such Stockholder Written Consents shall be subject to review and comment by Parent. Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

5.3 Reasonable Best Efforts to Close. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective Transactions as promptly as practicable, including by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Merger set forth in Section 1.2(b), to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Transactions.

5.4 Access to Information. The Company shall afford Parent and its Representatives reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, Books and Records and Contracts of the Company and the Subsidiaries, including all

Company IP, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and the Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and the Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.4 or otherwise shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.5 Transfer Taxes. All transfer, documentary, registration and other similar Taxes (including, without limitation, charges for or in connection with the recording of any instrument or document as provided in this Agreement and any indirect or direct Taxes (including Taxes on capital gains) imposed on the transfer or deemed transfer of any Subsidiary of the Company pursuant to the transactions contemplated by this Agreement) payable in connection with the execution and delivery of this Agreement, the consummation of the Closing and the Merger (“Transfer Taxes”) shall be borne and timely paid one-half by Parent and one-half by the Stockholders. The Person(s) required by applicable Legal Requirement to file any necessary Tax Returns and other documentation with respect to Transfer Taxes shall file such Tax Returns and documentation and, if required by an applicable Legal Requirement, the Company or Parent, as the case may be, shall join in the execution of such Tax Returns and documentation.

5.6 [Reserved].

5.7 Directors’ and Officers’ Indemnification.

(a) For a period of six (6) years following the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation or its successor to, fulfill and honor in all respects the obligations of the Company with respect to all rights to indemnification (including advancement of expenses) or exculpation existing in favor of, and all limitations on the personal liability of, any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any of the Subsidiaries under the Charter Documents or in any indemnification agreements in effect as of the date hereof and set forth in Section 5.7 of the Disclosure Schedule to the fullest extent permitted by applicable Legal Requirements (each, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”). Notwithstanding the foregoing, Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time. The Company hereby represents to Parent that no claim for indemnification has been made as of the date hereof by any director or officer of the Company.

(b) Prior to the Effective Time, the Company shall purchase (and pay in full all premiums on) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers on terms reasonably acceptable to Parent that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured Persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company and any premiums with respect to such policy shall be Third Party Expenses hereunder. After the Effective Time, Parent and the Surviving Corporation shall maintain such policy in full force and effect, and continue to honor the obligations thereunder; provided, however, that Parent and the

Surviving Corporation shall have no obligation to pay premiums or any other amounts with respect to such policy. In addition, prior to the Effective Time, the Company shall purchase (which expense shall not be a Third Party Expense) a single premium tail coverage policy with respect to the Company’s current errors and omissions insurance policies that provides coverage for events occurring prior to the First Effective Time (the “Errors and Omissions Insurance”) for a period of sixty (60) months following the Closing Date.

(c) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.7 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7 and shall be entitled to enforce the covenants contained herein).

(d) In the event that, following the Effective Time, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that either the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.

5.8 Tax Matters. Neither Parent nor any Affiliate of Parent shall file, amend, re-file or otherwise modify any Tax Return relating in whole or in part to the Company or any of its Subsidiaries for any Pre-Closing Tax Period which results in the Indemnifying Parties becoming liable for additional Taxes, without consulting the Stockholder Representative and considering in good faith the Stockholder Representative’s reasonable comments. Parent and any Affiliate of Parent shall prepare any such Tax Returns relating in whole or in part to the Company or any of its Subsidiaries for any Pre-Closing Tax Period consistent with the past practices of the Company unless otherwise required by applicable Legal Requirements. For the avoidance of doubt, Parent shall have the right, in its sole discretion (so long as done in good faith), to initiate voluntary disclosures with applicable Governmental Entities with respect to Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period. Prior to initiating any such voluntary disclosures or discussions, and to the extent practicable, at least fifteen (15) Business Days prior to such event, Parent shall provide a copy of any voluntary disclosure application which reflects Taxes for which the Indemnifying Parties are liable pursuant to this Agreement to the Stockholder Representative for the Stockholder Representative’s review and reasonable comment. Following delivery to the Stockholder Representative of such copy of such application, Parent shall, if requested by the Stockholder Representative, engage in good faith discussions in respect thereof, and Parent shall consider in good faith any reasonable comments timely provided by the Stockholder Representative.

ARTICLE VI

PRE-CLOSING TERMINATION OF AGREEMENT

6.1 Pre-Closing Termination. Except as provided in Section 6.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent;

(b) by Parent if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Parent within four (4) hours after the execution and delivery of this Agreement by Parent and the Company;

(c) by Parent or the Company if the Closing Date shall not have occurred prior to 11:59 PM Pacific time on January 21, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by Parent or the Company if any Legal Requirement shall be in effect which has the effect of making the Merger illegal or otherwise prevents consummation of the Merger, provided that in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;

(e) by Parent if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Section 1.2(b)(ii)(A) and Section 1.2(b)(ii)(B) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 1.2(b) for the benefit of Parent are incapable of being satisfied on or before the End Date; or

(f) by the Company if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent set forth in this Agreement such that the conditions set forth in Section 1.2(b)(iii)(A) and Section 1.2(b)(iii)(B) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Section 1.2(b) for the benefit of the Company are incapable of being satisfied on or before the End Date.

6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Merger Sub or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any willful and intentional breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of this Section 6.2, Sections 8.6 (Confidentiality), 8.7 (Public Disclosure), 8.8 (Third Party Expenses), and Article VIII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VI.

ARTICLE VII

POST-CLOSING INDEMNIFICATION

7.1 Survival of Representations, Warranties and Related Indemnification Claims. The representations and warranties of the Company set forth in this Agreement, and the right to make indemnification claims in respect thereof under this Agreement, shall survive until 11:59 p.m. California time on the eighteen (18) month anniversary of the Closing Date (the date of expiration of such period, the “Expiration Date”); provided, however, that each Specified Representation, and the right to make indemnification claims in respect of such Specified Representation, shall survive until the expiration of all applicable underlying statutes of limitations governing the subject matters addressed by each such

Specified Representation (including all periods of extension, whether automatic or permissive and without giving effect to the limitations of 10 Del. C. § 8106(a)); provided, further, that all representations and warranties of the Company, and the right to make indemnification claims in respect thereof under this Agreement, shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is timely made in accordance with the terms hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty, and the right to make indemnification claims in respect thereof under this Agreement, shall survive as to such claim until such claim has been finally resolved without giving effect to the limitations of 10 Del. C. § 8106(a), and; provided further, that where any survival period that extends beyond the Expiration Date would otherwise be limited by 10 Del. C. § 8106(a) the parties intend that 10 Del. C. § 8106(c) shall apply. The representations and warranties of Parent and the Merger Sub set forth in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and the right to make indemnification claims in respect thereof under this Agreement.

7.2 Indemnification.

(a) From and after the consummation of the Merger, subject to the terms and limitations of this Article VII, the Stockholders (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall severally, but not jointly, indemnify and hold harmless Parent and its affiliates (including the Surviving Corporation) and their respective directors, officers and other employees, (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all losses, liabilities and damages of any kind or nature, Taxes, awards, judgments penalties, fees, costs and expenses, including reasonable out-of-pocket attorneys’ and consultants’ fees and expenses and any such reasonable out-of-pocket fees, costs and expenses incurred in connection with investigating, defending against or settling any claims that are indemnifiable hereunder (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation) (regardless of whether or not such Losses relate to any third party claims), resulting from or arising out of any of the following:

(i) any breach of or inaccuracy in, as of the date hereof or as of the Closing, a representation or warranty of the Company set forth in this Agreement, without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement; provided, however, that in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss relating thereto no effect will be given to any qualifications based on the word “material” or similar phrases (including “Company Material Adverse Effect”) contained therein (it being agreed and understood however that such qualifications will continue to apply, as applicable, to the determination of whether a breach or inaccuracy of representation or warranty has occurred);

(ii) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information required to be set forth in the Payment Spreadsheet, including any failure to properly calculate any item required to be contained therein or any inaccuracy in any information underlying any such calculation;

(iii) any failure by the Company to perform or comply with any covenant or agreement of the Company set forth in this Agreement which is required to be performed prior to the Closing;

(iv) any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including all out-of-pocket attorneys’ and consultants’ fees, costs and expenses and including any such out-of-pocket fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding in respect of Dissenting Shares;

(v) (A) any Taxes of the Company or any Subsidiary attributable to any taxable period or portion thereof that ends on or prior to the Closing Date (“Pre-Closing Tax Period”) (it being understood that, in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items (including for the avoidance of doubt income includible in gross income pursuant to Section 951 of the Code), the Taxes attributable to a Pre-Closing Tax Period ending on the Closing Date shall be determined on the basis of a closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Company attributable to such Tax period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period), (B) any Transaction Payroll Taxes, (C) any Taxes as a result of the Company or any Subsidiary being (or ceasing to be), on or prior to the Closing Date, (1) a member of an affiliated or combined group pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law or (2) a transferee or successor by contract (other than a Contract, such as a lease, the primary purpose of which is not related to Taxes or otherwise), which relate to an event occurring on or before the Closing Date, (D) as a result of an express obligation arising on or prior to Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person, or (E) the Stockholders’ share of any Transfer Taxes as set forth in Section 5.5; provided, however, that the Indemnifying Parties shall not indemnify the Indemnified Parties from and against: (1) any Taxes arising as a result of any election made by Parent or any of its Affiliates (including the Surviving Corporation) after the Closing, (2) any Taxes arising as a result of any action taken by Parent or the Surviving Corporation on the Closing Date after the Closing outside of the ordinary course of business, or (3) Parent’s share of any Transfer Taxes as set forth in Section 5.5;

(vi) [Reserved]; and

(vii) any actual fraud, willful breach or intentional misrepresentation by or on behalf of the Company or any Subsidiary in connection with this Agreement (including, for the avoidance of doubt, the Disclosure Schedules) or the Transactions.

(b) The Indemnifying Parties shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation, Parent or any of their respective Affiliates with respect to any Loss claimed by and/or paid to an Indemnified Party pursuant to the indemnification provisions hereof.

(c) Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VII (other than a payment made pursuant to an Excess Loss Payment Election) will be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

(d) Notwithstanding anything herein to the contrary, subject to Section 7.3(b)(iv), the indemnification rights set forth in this Article VII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims arising under this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 7.2(d) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article VII shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with a claim based on actual fraud, willful breach or intentional misrepresentation committed by or with the actual knowledge of such Indemnifying Party.

(e) Nothing in this Agreement shall limit the right of any party to a Related Agreement to pursue remedies under such Related Agreement against the other parties thereto. Notwithstanding anything to the contrary contained in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein or in any Related Agreement shall give rise to any right on the part of any Indemnified Party, after the consummation of the Transactions, to rescind this Agreement or any of the transactions contemplated hereby.

7.3 Limitations on Indemnification.

(a) Threshold. Except in the case of actual fraud, willful breach or intentional misrepresentation, and for breaches of or inaccuracies in the Specified Representations, the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 7.2(a)(i) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $1,000,000 in Losses in the aggregate in respect of indemnification claims under Section 7.2(a)(i) (the “Threshold Amount”). For the avoidance of doubt, the limitations set forth in this Section 7.3(a)(i) shall not apply to indemnification claims under any other clause of Section 7.2(a).

(b) Maximum Liability.

(i) Except in the case of actual fraud, willful breach or intentional misrepresentation, and indemnification claims for breaches of or inaccuracies in the Specified Representations and the IP Representations, the Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 7.2(a)(i) shall be recourse against the Escrow Amount held in the Escrow Fund. For the avoidance of doubt, the limitations set forth in this Section 7.3(b)(i) shall not apply to any indemnification claim under clauses (ii), (iii), (iv), (v) and (vii) of Section 7.2(a).

(ii) Except in the case of actual fraud, willful breach or intentional misrepresentation, the liability of the Indemnifying Parties for indemnification claims for breaches of or inaccuracies in the IP Representations shall be limited, in the aggregate, to a dollar amount equal to $40,000,000 (net of any amounts distributed from the Escrow Fund to the Indemnified Parties in satisfaction of such claims).

(iii) The Indemnified Parties’ first source of recovery for indemnification claims under Section 7.2(a) shall be recourse against the Escrow Amount held in the Escrow Fund, but if the Escrow Fund is insufficient to satisfy any portion of a Loss for which an indemnification claim has been made under Section 7.2(a)(i) for breaches of or inaccuracies in the Specified Representations or IP Representations, or for which an indemnification claim has been made under clauses (ii), (iii), (iv), (v) or (vii) of Section 7.2(a), the Indemnified Parties shall, subject in each case to the limitations set forth in this Article VII, be entitled to recover such excess portion of such Losses in respect of such indemnification claims (the portion of any such excess Loss for which such indemnification is not satisfied by the Escrow Fund is referred to as an “Excess Loss”) directly from the Indemnifying Parties and each Indemnifying Party shall, subject to the limitations set forth in this Article VII, be liable, severally and not jointly, solely for its, his or her pro rata portion, calculated based on the aggregate amount of the sum of (A) the Total Consideration actually received and (B) Earnout Amount actually received by such Indemnifying Party hereunder, of the Excess Losses in respect of such indemnification claim; provided, that each Indemnifying Party may, in its sole and absolute discretion, elect to satisfy such pro rata portion of any such Excess Losses in cash, in shares of Parent Common Stock (valued at the then fair market value of such shares rather than the Parent Trading Price) or a combination of the foregoing (such election, an “Excess Loss Payment Election”).

(iv) The liability of each Indemnifying Party for indemnification claims under this Agreement shall be limited, in the aggregate, to a dollar amount equal to the sum of (A) the portion of the Total Consideration and (B) the portion of the Earnout Amount, in each case, actually received by such Indemnifying Party pursuant to this Agreement (without regard to any withholding applicable to such payments); provided, however, that nothing in this Article VII shall limit the liability of an Indemnifying Party in connection with a claim based on actual fraud, willful breach or intentional misrepresentation committed by or with the actual knowledge of such Indemnifying Party.

(c) The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. Other than with respect to any claim for fraud, no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

(d) The amount of any Losses that are subject to indemnification under this Article VII shall be calculated net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Parties in respect of such Losses or any of the events or circumstances giving rise or otherwise related to such Losses (net of any costs or expenses incurred in obtaining such insurance, indemnification, contribution or reimbursement, including any increases in insurance premiums resulting from any insurance recovery), provided, that nothing in this Section 7.3(d) shall be construed as or give rise to an obligation to seek any such insurance, indemnification, contribution or reimbursement. In the event that any insurance or other recovery is made by Parent or any Affiliate of Parent with respect to any Losses for which Parent or any such Affiliate has been indemnified hereunder, then a refund equal to the net aggregate amount of the recovery shall be made promptly to the Indemnifying Parties (on a pro rata basis based on the portion of the Loss paid by or on behalf of each Indemnifying Party in respect of which such recovery is made).

(e) Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Party shall, in any event, be liable to any other Indemnified Party for any exemplary or punitive damages, or any damages measures by a multiple of earnings, incurred, suffered or sustained by an Indemnified Party except to the extent such exemplary or punitive damages are paid to a third party.

(f) No Indemnified Party shall be entitled to recover Losses relating to any matter arising under one provision of this Agreement to the extent that such Indemnified Party has recovered Losses in respect of the same such matter under another provision of this Agreement.

7.4 Indemnification Claim Procedures.

(a) Subject to the limitations set forth in Section 7.1, if an Indemnified Party wishes to make an indemnification claim under this Article VII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (with a copy to the Escrow Agent) (or in the event an Indemnified Party elects to pursue such indemnification claim directly against an Indemnifying Party, to such Indemnifying Party directly) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice. Following the delivery of an Indemnification Claim Notice, Parent shall provide the Stockholder Representative and its representatives and agents with such documents and records of the Surviving Corporation and its Subsidiaries as they may reasonably require, and reasonable access to such personnel or representatives of the Surviving Corporation (including but not limited to the individuals responsible for the matters that are subject of the Indemnification Claim Notice) as they may reasonably require, for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Indemnification Claim Notice.

(b) In the event of the assertion or commencement by any Person (other than a party to this Agreement) of any Action with respect to which the Indemnifying Parties may become obligated to indemnify any Indemnified Party pursuant to this Article VII (each, a “Third Party Action”), the Stockholder Representative shall (on behalf of the Indemnifying Parties) have the right to participate in (at the expense of the Indemnifying Parties), but not to determine, control or conduct, the defense of such third party Action. In the event that the Stockholder Representative has affirmatively consented in writing to the settlement of a Third Party Action, the Indemnifying Parties shall have no power or authority to object to the recovery by Parent of the amount of such settlement pursuant to this Article VII. In the event that the Stockholder Representative does not consent to any such settlement, and the Indemnified Parties wish to seek indemnification hereunder in respect of such Third Party Action, then the Indemnified Parties shall make such indemnification claims pursuant to the procedures set forth in this Article VII. A party’s settlement of a Third Party Action without the consent of the Stockholder Representative shall not be used as evidence of the truth of the allegations in any Third Party Action or the merits of such Third Party Action and the existence of any Third Party Action shall not create a presumption of any breach by a party to this Agreement of any of its representations, warranties or covenants set forth in this Agreement.

(c) If the Stockholder Representative on behalf of the Indemnifying Parties shall not object in writing within the forty-five (45) day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event and subject to Section 7.4(i), the Escrow Agent shall promptly release from the Escrow Fund an amount of cash equal to the Losses set forth in such Indemnification Claim Notice.

(d) In the event that the Stockholder Representative shall deliver an Indemnification Claim Objection Notice in accordance with Section 7.4(c) within forty-five (45) days after delivery of such Indemnification Claim Notice, the Stockholder Representative (on behalf of the Indemnifying Parties) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall, subject to Section 7.4(i), promptly release from the Escrow Fund the amount of cash set forth in such memorandum. Should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such memorandum and this Agreement (including the limitations set forth in this Article VII), then each Indemnifying Party shall, within 10 Business Days following the date of such memorandum, pay to the Indemnified Party such Indemnifying Party’s pro rata portion of such shortfall as though such shortfall was an Excess Loss.

(e) If no such agreement can be reached after good faith negotiation and prior to forty-five (45) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Stockholder Representative shall each select one independent arbitrator. The two arbitrators so selected shall select a third independent arbitrator.

(f) Any such arbitration shall be held in Santa Clara County, California, under the Comprehensive Arbitration Rules and Procedures of JAMS (“JAMS”). The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of JAMS. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Indemnification Claim Notice shall be final, binding, and conclusive upon the parties to this Agreement and the Indemnifying Parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) days of a decision of the arbitrator(s) requiring payment by Parent to the Indemnifying Parties or by the Indemnifying Parties to Parent, such person(s) shall make the payment to such other person(s), including any distributions out of the Escrow Fund, as applicable. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Indemnifying Parties or any Indemnifying Party and the Indemnified Parties under this Article VII, whether relating to claims to recover funds from the Escrow Fund or to the other indemnification obligations set forth in this Article VII.

(g) Notwithstanding anything to the contrary herein, at any time from time to time that any amounts shall be required to be disbursed from the Escrow Fund, Parent and the Stockholder Representative shall promptly and in any event within five (5) Business Days deliver to the Escrow Agent a memorandum setting forth such amounts, which shall be prepared and signed by both parties and shall set forth the amount of cash to be disbursed from the Escrow Fund with appropriate wiring and disbursement instructions with respect thereto. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Escrow Fund the amount of cash set forth in such memorandum.

(h) On the second Business Day following the Expiration Date, Parent and the Stockholder Representative shall cause the Escrow Agent to (i) retain an amount, if any, equal to the amount of any claims for indemnification asserted in good faith in an Indemnification Claim Notice delivered in accordance with Section 7.4 prior to the termination of the Expiration Period but which are not yet resolved (each such claim, an “Unresolved Claim”) and (ii) release any remaining Escrow Amount net of such Unresolved Claims to the Exchange Agent for further distribution to the Stockholders in accordance with Section 1.6(b). The amount of the Escrow Amount retained for each Unresolved Claim shall be released (to the extent such funds are not utilized to indemnify any Indemnified Party for such Unresolved Claim in accordance with the terms of this Agreement) by the Escrow Agent to the Exchange Agent in accordance with the prior sentence up on the resolution of such Unresolved Claim in accordance with this Article VII.

7.5 Stockholder Representative.

(a) By virtue of the execution and delivery of a Joinder Agreement and/or a Stockholder Written Consent, and the adoption of this Agreement and approval of the Merger by the Stockholders, each of the Indemnifying Parties shall be deemed to have agreed to appoint Shareholder Representative Services LLC as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications in respect of indemnification claims under this Agreement, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated or permitted by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, in the event of a resignation of the Stockholder Representative or other vacancy in the position of Stockholder Representative, such vacancy may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and without gross negligence or willful misconduct. The Indemnifying Parties shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative and any amounts required to be paid by the Stockholder Representative to the Escrow Agent pursuant to the Escrow Agreement (“Stockholder Representative Expenses”), in each case, as such Stockholder Representative Expense is incurred or suffered; provided, that in the event that any such Stockholder Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Stockholder Representative Expense to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Indemnifying Parties, any such Stockholder Representative Expenses may be recovered by the Stockholder Representative from (i) the Representative Expense Amount, (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributed to the Indemnifying Parties, and (iii) from the Earnout Amount at such time as any such amounts would otherwise be distributed to the Indemnifying Parties. The Representative Expense Amount shall be available to pay directly, or reimburse the Stockholder Representative for, any Stockholder Representative Expenses. Following the Expiration Date, the Stockholder Representative shall have the right to recover Stockholder Representative Expenses not previously recovered from the Representative Escrow Fund from the Escrow Fund prior to any distribution to the Indemnifying Parties (provided that such funds would otherwise be released to the Indemnifying Parties and are no longer subject to any pending indemnification claims), and prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the Stockholder Representative Expenses actually incurred and not previously recovered. For the avoidance of doubt, while this section allows the Stockholder Representative to be paid from the Representative Escrow Fund and the Escrow Fund, this Section 7.5(b) shall not limit the obligation of any Indemnifying Party to promptly pay such Stockholder Representative Expenses as they are incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. The Indemnifying Parties acknowledge and agree that the foregoing indemnities in this Section 7.5(b) will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement (notwithstanding Section 6.2). Following the Expiration Date, the resolution of all indemnification claims made under this Agreement and the satisfaction of all such indemnification claims, the Stockholder Representative shall distribute such portion of the Representative Expense Amount that has not been used to reimburse the Stockholder Representative for Stockholder Representative Expenses, if any, to the Escrow Agent, who will promptly distribute such funds to the Indemnifying Parties in accordance with their respective Pro Rata Portions. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 8.2 or Section 8.3, shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon the Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(c) Notwithstanding that the Company and its Subsidiaries have been represented by Cooley LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement and the Related Agreements (collectively, the “Transaction Agreements”), each of Parent and the Company agrees that after the Closing the Firm may represent the Stockholder Representative, the Indemnifying Parties and/or their Affiliates in all matters related to the Transaction Agreements, including without limitation in respect of any indemnification claims pursuant to the Transaction Agreements. Each of Parent and the Company hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

(d) Each of Parent and the Company hereby acknowledges, on behalf of itself and its Affiliates, that the Firm has represented the Company and its Subsidiaries in connection with the transactions contemplated by the Transaction Agreements. Such parties agree that any attorney-client privilege and attorney work-product protection belonging to the Company and related to the transactions contemplated by the Transaction Agreements, and all information and documents to the extent covered by such privilege or protection shall, after the Closing, belong to, be deemed the right of, and be controlled solely by the Indemnifying Parties and may only be waived by the Stockholder Representative on behalf of the Indemnifying Parties. To the extent that Parent or the Company receives or takes physical possession of any privileged or protected material covered by this Section 7.5(d) after the Closing, such physical possession or receipt shall not, in any way, be deemed a waiver by the Indemnifying Parties of the privileges or protections described in this Section 7.5.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Certain Interpretations. When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “$” or dollars shall mean U.S. denominated dollars. The table of contents and headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Company shall be responsible for compliance with this Agreement by its officers, directors, employees and other agents (in their capacities as such). No prior draft of this Agreement, any Related Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernible from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

8.2 Amendment. This Agreement may be amended by Parent and the Stockholder Representative (and, prior to the Effective Time, the Company) at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought, provided, that no amendment to be effected after the receipt of the Requisite Stockholder Approval and which requires stockholder approval under applicable Legal Requirements shall be effective until the receipt of the Requisite Stockholder Approval with respect to such amendment. For purposes of this Section 8.2, subject to the proviso in the prior sentence, the Stockholders are deemed to have agreed that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

8.3 Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent permitted under any applicable Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.3, the Stockholders are deemed to have agreed that any extension or waiver signed by the Company shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

8.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or the Merger Sub, to:

FireEye, Inc.

1440 McCarthy Blvd.

Milpitas, CA 95035

Attention: General Counsel

Facsimile No.: (408) 321-9818

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Melissa Hollatz

Facsimile No.: (650) 493-6811

(b)	if to the Company (prior to the Closing), to:

iSIGHT Security, Inc., c/o iSIGHT Partners, Inc.

5950 Berkshire Lane, Suite 1600

Dallas, TX 75225

Attention: Chief Executive Officer

Facsimile No.: (214) 594-8963

with a copy (which shall not constitute notice) to:

Cooley LLP

101 California Street

5th Floor

San Francisco, CA 94111

Attention: Jamie Leigh

Facsimile No.: (415) 693-2222

if to the Stockholder Representative, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

Telephone No.: (303) 648-4085

8.6 Confidentiality. Each of the parties hereto (other than the Stockholder Representative) hereby agrees that the information obtained in any investigation pursuant to Section 5.4, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the Mutual Non-Disclosure Agreement effective as of October 11, 2013, as amended (the “Confidential Disclosure Agreement”), between the Company and Parent. In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that certain information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Company acknowledges and agrees not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws. The Stockholder Representative acknowledges and agrees that it will continue to be bound by the terms and conditions of that certain Nondisclosure Agreement, dated as of December 1, 2015, by and between the Stockholder Representative and the Company, which is intended to cover all information disclosed to the Stockholder Representative in connection with this Agreement and the effectuation of the Transactions and which shall survive the Closing.

8.7 Public Disclosure. Except as required by Legal Requirements and other than with respect to information that is publicly disclosed, or approved for public disclosure, by Parent, neither the Company nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent.

8.8 Third Party Expenses. Except as otherwise provided in this Agreement, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements; provided, however, that all Third Party Expenses that are incurred by the Company or any Subsidiary shall be deducted from the Total Consideration payable hereunder in respect of the outstanding shares of Company Capital Stock pursuant to the adjustments contemplated by the definition of Total Consideration.

8.9 Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder.

8.10 No Third Party Beneficiaries. Nothing in this Agreement, except for Section 5.7, is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder.

8.11 Specific Performance and Other Remedies.

(a) The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Stockholder or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b) Any and all remedies herein expressly conferred herein upon a party hereto shall, subject in all respects to the limitations set forth in Article VII (including Section 7.2(d)), be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c) Notwithstanding anything to the contrary set forth in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VII, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraudulent acts or omissions or intentional misrepresentation, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for actual fraud or intentional misrepresentation, (ii) the time period during which a claim for actual fraud or intentional misrepresentation may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for actual fraud or intentional misrepresentation.

8.12 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, provided, however, that the Merger shall be governed by and construed in accordance with Texas Law.

8.14 Exclusive Jurisdiction. Subject to Sections 7.4(e) and 7.4(f), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the state courts of the State of Delaware in connection with any matter based upon or arising out of this Agreement and the Transactions or any other matters contemplated herein (or, only if the state courts of the State of Delaware decline to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Subject to Sections 7.4(e) and 7.4(f), each party agrees not to commence any legal proceedings related hereto except in such state courts of the State of Delaware (or, only if the state courts of the State of Delaware decline to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, subject to Sections 7.4(e) and 7.4(f), each party hereto and the Stockholders irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Stockholders irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law. The parties hereto and the Stockholders hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

8.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

8.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

FIREEYE, INC.

By:	/s/ Alexa King
Name:	Alexa King
Title:	Senior Vice President, General Counsel and Secretary

IRIS MERGER CORPORATION

By:	/s/ Alexa King
Name:	Alexa King
Title:	President and Secretary

ISIGHT SECURITY, INC.

By:	/s/ John P. Watters
Name:	John P. Watters
Title:	Chief Executive Officer

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SHAREHOLDER REPRESENTATIVE SERVICES LLC
solely in its capacity as the Stockholder
Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

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ANNEX A

CERTAIN DEFINED TERMS

“2015 Corrective Withholding” shall have the meaning ascribed to such term in the Letter of Transmittal.

“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Affiliate” of any Person shall mean another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Behavioral Data” means data collected from an IP address, web beacon, pixel tag, ad tag, cookie, local storage object, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data (i) is collected from a particular computer or device regarding Web viewing or other activities of an identified or identifiable user; or (ii) is or may be used to identify, locate or contact an individual or device or application, to predict or infer the preferences, interests, or other characteristics of the device or application or of a user of such device or application, or to target advertisements or other content to a device or application, or to a user of such device or application.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

“Certificate of Merger” shall mean the certificate of merger filed with the Texas Secretary of State for the purposes of effecting the Merger.

“Change of Control of Parent” shall mean (i) a merger or consolidation or sale of voting securities of Parent in a transaction or series of related transactions that results in more than 50% of the total voting power of all voting securities of Parent or the surviving, resulting or parent entity in such transaction or series of related transactions that are outstanding immediately after the consummation thereof being held by Persons other than those Persons that (individually or collectively) held 50% of the voting securities of Parent immediately prior to the consummation thereof or (ii) a sale or other disposition of all or substantially all of the assets or voting securities of Parent to any Person (other than an Affiliate of Parent) in a transaction or series of related transactions.

“CI Obligations” means any amounts payable by the Company or any Subsidiary under that certain Stock Purchase Agreement, dated March 19, 2015, by and among Robert Huber, Sean McBride and the Company.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company 401(k) Plan” shall mean any 401(k) plan maintained by the Company or an ERISA Affiliate.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.01 per share, of the Company.

“Company Data Processing Contract” shall mean any Contract to which the Company or any Subsidiary is or was a party or by which the Company or any Subsidiary is or was bound, that relates to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of Private Information or Customer Data by the Company, a Subsidiary, or a third party acting for or on behalf of the Company or any Subsidiary.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, health benefits or medical insurance retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to or required to be contributed to by the Company, any Subsidiary or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any Subsidiary or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.

“Company IP” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned by or purported to be owned by the Company or any Subsidiary.

“Company IP Contract” shall mean any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP or any Intellectual Property exclusively licensed to the Company.

“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that has had or would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, provided, however, that in no event shall any of the following Effects alone or in combination be deemed to constitute or be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any changes in the economy or financial or capital markets (including interest rates) or political conditions of the United States or any foreign country in which the Company has significant operations; (b) any changes that generally affect any of the industries in which the Company operates or participates; (c) any failure by the Company to meet internal or other estimates, predictions, projections or forecasts (provided, that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect); (d) any change in GAAP or any change in Legal Requirements (or, in each case, the interpretations thereof), in each case after the date hereof; (e) war, hostilities, terrorism or natural disasters, or (f) compliance by the Company or the Subsidiaries with the terms of this Agreement or the Related Agreements, except, for purposes of clauses (a), (b), (c), (d) and (e), if such Effects have a materially disproportionate negative effect on the Company and its Subsidiaries, taken as a whole, as compared to the other Persons engaged in the same industry as the Company and its Subsidiaries.

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“Company Options” shall mean all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person that are outstanding and unexercised as of immediately prior to the Effective Time.

“Company Preferred Stock” shall mean the Company Series A Preferred Stock, Company Series B Preferred Stock and the Company Series C Preferred Stock, taken together.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company or any Subsidiary, including any policy relating to (i) the privacy of users of any website or service operated by or on behalf of the Company or any Subsidiary; (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Private Information; or (iii) information about individuals who are Employees or are associated with Persons with which the Company or any Subsidiary has an Agreement.

“Company Product” shall mean each product (including software, databases, websites, and tablet applications) or service (including websites and online services) owned, made, marketed, distributed, imported, licensed, provided, made available, sold or currently under development by or on behalf of the Company or any Subsidiary at any time since its inception.

“Company Restricted Stock” shall mean any shares of Company Common Stock owned by Employees that are issued and outstanding immediately prior to the Effective Time and that are subject to a repurchase option at less than the fair market value of such stock, risk of forfeiture or other vesting condition under any applicable stock restriction agreement or other agreement with the Company. For clarity, shares of Company Restricted Stock that are no longer subject to a repurchase option because of the lapse of a substantial risk of forfeiture or satisfaction of a vesting condition or other contingency shall not be treated as Company Restricted Stock for purposes of this Agreement.

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $1.00 per share, of the Company.

“Company Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $1.00 per share, of the Company.

“Company Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $1.00 per share, of the Company.

“Company Software” shall mean any software (including Company IP and Licensed IP), that is embedded in, or used in the development, delivery, hosting or distribution of, any Company Products, including any such software that is used to collect, transfer, transmit, store, host, or otherwise process Private Information or Customer Data.

“Company Warrants” shall mean all issued and outstanding warrants to purchase Company Capital Stock.

“Continuing Employee” shall mean any Employee who is employed by the Company or a Subsidiary as of immediately prior to the Closing and is reasonably anticipated to continue his or her employment, either affirmatively or by operation of Legal Requirements, with Parent, the Company or

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one of their respective subsidiaries on the day following the Closing Date (including, for the avoidance of doubt, any employee who is on maternity leave, short-term disability leave, long-term disability leave, military leave or another approved leave of absence as of the Closing Date). Continuing Employees shall not include any Non-Employee Director.

“Contract” shall mean any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“Customer Data” means (i) all data and content uploaded or otherwise provided by or for customers of the Company or any Subsidiary to, or stored by customers of the Company or any Subsidiary on, the Company Products; (ii) all data and content created, compiled, inferred, derived, or otherwise collected or obtained by or for the Company Products or by or for the Company or any Subsidiary in their provision of the Company Products or operation of the business of the Company and the Subsidiaries; and (iii) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) and (ii) above.

“Delaware Law” shall mean the General Corporation Law of the State of Delaware.

“DOL” shall mean the United States Department of Labor.

“Earnout Amount” shall mean an amount equal to $75,000,000, if, as and to the extent earned in accordance with the terms of this Agreement, with fifty-five percent (55%) of such amount attributable to cash and forty-five percent (45%) of such amount attributable to shares of Parent Common Stock with each share valued at the Parent Trading Price.

“Earnout Cash” shall mean the portion of the Eanout Amount attributable to cash.

“Earnout Shares” shall mean the portion of the Earnout Amount attributable to shares of Parent Common Stock.

“Employee” shall mean any current or former employee, individual engaged through a third party agency, consultant, independent contractor or director of the Company, any Subsidiary or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit, offer letter, non-disclosure or proprietary rights agreement, or other employment agreement between the Company or any Subsidiary, on the one hand, and any Employee, on the other, obligating the Company or any Subsidiary to provide material compensation and benefits including those providing for acceleration of Company Restricted Stock to such Employee at or following the Closing.

“Environmental Law” shall mean any Legal Requirement to prohibit, regulate or control a Hazardous Material, a Hazardous Material Activity, or the protection of the environment or the health and safety of persons based on exposure to or the presence of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Affiliate” shall mean any other Person under common control with the Company or any Subsidiary or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean the escrow agent designated under the Escrow Agreement and any successor escrow agent appointed pursuant to the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement executed and delivered concurrently herewith and attached hereto as Exhibit G.

“Escrow Amount” shall mean an amount of cash equal to $30,000,000.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Founder” shall mean John P. Watters.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign Governmental Entity, instrumentality, agency or commission.

“Hazardous Material” shall mean any substance, waste emission, or chemical that is regulated by, or has been designated by any Governmental Entity or by applicable Environmental Law to be hazardous, toxic, a pollutant, or contaminant, or otherwise a danger to health, reproduction or the environment, including without limitation, polychlorinated biphenyls (“PCBs”), asbestos, petroleum, urea-formaldehyde and all substances listed a hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, and the regulations promulgated pursuant to CERCLA and RCRA.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, labeling, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, including, without limitation, compliance with any registration, recycling, product take-back or product content requirements, including without limitation and, solely to the extent required under applicable Legal Requirements, the European Union directives on the restriction on the use of hazardous material in electrical and electronic equipment (or ROHS Directive 2011/65/EU), the waste electrical and electronic equipment directive (or WEEE Directive 2012/12/EU), and China’s Management Methods on the Control of Pollution Caused by Electronic Information Products (or China ROHS).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person shall mean, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured and all obligations evidenced by bonds, debentures, notes or similar instruments; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the

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right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; (v) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; and (vi) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i), (ii), (iii) or (v) above, to the extent of the obligation guaranteed; provided, that Indebtedness shall not be deemed to include (x) any accounts payable incurred in the ordinary course of business (to the extent not overdue), (y) any obligations under undrawn letters of credit, banker’s acceptance or similar transaction, or (z) Third Party Expenses; provided, that Indebtedness shall not include the CI Obligations.

“Intellectual Property” shall mean algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark, business name, domain name and trade name rights and similar rights; (iii) trade secret rights; (iv) patent and industrial design property rights; (v) other proprietary rights in Intellectual Property; and (vi) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, continuations and reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any Subsidiary or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any Subsidiary or any ERISA Affiliate will or may have any liability, with respect to Employees who perform services outside the United States.

“IP Representations” shall mean each of the representations and warranties of the Company set forth in Section 2.13 (Intellectual Property).

“IRS” shall mean the United States Internal Revenue Service.

“Key Employees” shall mean the Company Employees listed on Schedule A.

“Knowledge” or “Known” shall mean, (i) with respect to the Company, the actual knowledge of John Watters, Jim Timmer, William (Matt) Hartley, Sean Charnock, Tiffany Jones, Paul DiBello, Tim Hind and Stu Solomon, in each case, after due inquiry and (ii) with respect to Parent, the actual knowledge of David DeWalt, Michael Berry and Alexa King, in each case, after due inquiry.

“Legal Requirement” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

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“Licensed IP” shall mean (a) all Intellectual Property Rights and Intellectual Property incorporated into, or used in the development, delivery, hosting or distribution of, the Company Products and (b) all other material Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the businesses of the Company and any of the Subsidiaries, in each case that are not owned by, or purported to be owned by, the Company or any Subsidiary.

“Licensed IP Contract” shall mean any Contract to which the Company or any Subsidiary is or was a party or by which the Company or any Subsidiary is or was bound, pursuant to which the Company or any Subsidiary is granted a license, covenant not to sue, or other rights with respect to Licensed IP.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance, except for Permitted Liens.

“Made Available” shall mean that the Company or any of its Representatives has posted such materials to the virtual data room hosted on behalf of the Company and made available to Parent and its Representatives, but only if so posted and made available on or prior to January 13, 2016.

“NASDAQ” shall mean The NASDAQ Global Select Market.

“OEM” shall mean original equipment manufacturer.

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Parent Common Stock” shall mean shares of the common stock, par value $0.0001 per share, of Parent.

“Parent Plan” shall mean Parent’s 2013 Equity Incentive Plan (as amended).

“Parent Trading Price” shall mean $18.82.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Common Closing Merger Consideration” shall mean an amount of cash equal to the quotient obtained by dividing (i) the Total Common Closing Merger Consideration by (ii) the Total Outstanding Shares.

“Per Share Common Earnout Cash Consideration” shall mean an amount of cash equal to the quotient obtained by dividing (i) the Earnout Cash by (ii) the Total Outstanding Shares.

“Per Share Common Earnout Consideration” shall mean the sum (i) the Per Share Common Earnout Cash Consideration plus (ii) the Per Share Common Earnout Stock Consideration.

“Per Share Common Earnout Stock Consideration” shall mean a dollar amount equal to the quotient obtained by dividing (i) the Earnout Shares by (ii) the Total Outstanding Shares (with each share of Parent Common Stock valued at the Parent Trading Price).

“Per Share Common Escrow Consideration” shall mean a dollar amount equal to the quotient obtained by dividing (i) the Escrow Amount by (ii) the Total Outstanding Shares.

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“Per Share Series B Preferred Liquidation Preference” shall mean a dollar amount equal to $6.0000.

“Per Share Series C Preferred Liquidation Preference” shall mean an amount of cash equal to $10.208.

“Permitted Liens” shall mean: (i) Liens reflected in the Current Balance Sheet; (ii) Liens for current Taxes, assessments not yet due and payable or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves for payment have been established in accordance with GAAP; (iii) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements incurred in the ordinary course of business; (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Legal Requirements; (v) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies for amounts not yet due or payable, and other like Liens incurred in the ordinary course of business; (vi) restrictions on transfer of securities imposed by applicable state and federal securities Legal Requirements; (vii) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar Liens affecting real property not interfering in any material respect with the ordinary conduct of the business of the Company or materially detracting from the value of the property upon which such encumbrance exists; (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and (ix) any Liens securing the obligations of the Company and/or its Subsidiaries under the SVB Loan Agreement .

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” shall mean: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees of Company or any Subsidiary; (ii) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any Legal Requirement; and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

“Plan” shall mean the Company’s 2006 Stock Incentive Plan.

“Privacy Legal Requirement” shall mean any and all (i) Legal Requirements, (ii) Company Privacy Policies, (iii) contractual obligations, (iv) third-party privacy policies, terms of use, and similar documents that the Company or any Subsidiary is or has been contractually obligated to comply with, (v) rules of any applicable self-regulatory organizations in which the Company or any Subsidiary is or has been contractually obligated to comply with (including, to the extent applicable to the Company or any Subsidiary, the PCI Data Security Standard), and (vi) applicable published industry standards.

“Private Information” means Behavioral Data and Personal Data.

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“Pro Rata Portion” shall mean with respect to each Indemnifying Party (in each case excluding any holders of Dissenting Shares or shares of Company Series C Preferred Stock, with respect to such shares), an amount equal to the quotient obtained by dividing (i) the aggregate number of shares of Company Capital Stock and any other rights, whether vested or unvested, that are convertible into, exercisable for or exchangeable for, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis, held by such Stockholder (in each case excluding any Dissenting Shares or shares of Company Series C Preferred Stock) by (ii) the Total Outstanding Shares (in each case excluding any Dissenting Shares or shares of Company Series C Preferred Stock), in each case, as of the Effective Time.

“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and domain names, and all applications for any of the foregoing.

“Related Agreements” shall mean the Confidential Disclosure Agreement, the Joinder Agreements, the Escrow Agreement and all other agreements and certificates entered into by the Company or any of the Stockholders in connection with the Transactions.

“Representative Expense Amount” shall mean an amount in cash equal to $250,000.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Representations” shall mean each of the representations and warranties of the Company set forth in Sections 2.1 (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.5 (Company Capital Structure) and Section 2.10 (Tax Matters).

“Standard Form IP Contract” shall mean each standard form of Company IP Contract used by the Company or any Subsidiary at any time, including each standard form of the following types of agreements, to the extent Company or any Subsidiary actually utilizes such a standard form in the conduct of their businesses: (i) license and/or service agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (vi) confidentiality or nondisclosure agreement.

“Stockholder” shall mean any holder of any Company Capital Stock as of immediately prior to the Effective Time.

“SVB Loan Agreement” shall mean that certain Amended and Restated Loan and Security Agreement, dated as of November 12, 2014, by and between the Company and Silicon Valley Bank (as the same may from time to time be amended in accordance with its terms).

“Tax” shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or

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windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express obligation to assume such Taxes or to indemnify any other Person (other than pursuant to a Contract, such as a lease, the primary purpose of which is not related to Taxes), including by operation of law.

“Texas Law” shall mean the Business Organizations Code of the State of Texas.

“Third Party Expenses” shall mean, without duplication, all fees and expenses incurred by or on behalf of the Company or any Subsidiary in connection with this Agreement, the Merger and the other transactions contemplated hereby, including (i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company or any Subsidiary in connection with the negotiation and effectuation of the terms and conditions of this Agreement, all other agreements, instruments and other documents referenced herein or contemplated hereby, the Merger and the other transactions contemplated hereby, (ii) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) of the Company or any Subsidiary that become due or payable in connection with the consummation of the Transactions, (iii) the cost of premiums for the directors and officers’ liability insurance obtained pursuant to Section 5.7(b) (but excluding, for the avoidance of doubt, the cost of the Errors and Omissions Insurance) and (iv) all Transaction Payroll Taxes; provided, that Third Party Expenses shall not include the CI Obligations.

“Total Common Closing Merger Consideration” shall mean an amount of cash equal to the Total Consideration less (i) the Total Series B Preferred Liquidation Preference, less (ii) the Total Series C Preferred Liquidation Preference, less (iii) the Escrow Amount, less (iv) the Representative Expense Amount.

“Total Consideration” shall mean an amount of cash equal to $200,000,000 less Third Party Expenses, whether or not paid prior to the Effective Time or due and payable at or after the Effective Time.

“Total Outstanding Shares” shall mean (without duplication) (i) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time other than any shares of Company Series C Preferred Stock, on an as converted to Company Common Stock basis, plus (ii) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of any other rights, whether vested or unvested, that are convertible into, exercisable for or exchangeable for, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time other than shares of Company Series C Preferred Stock, on an as converted to Company Common Stock basis.

“Total Series B Preferred Liquidation Preference” shall mean an amount equal to (i) the Per Share Series B Preferred Liquidation Preference multiplied by (ii) the total number of shares of Company Series B Preferred Stock outstanding as of immediately prior to the Effective Time.

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“Total Series C Preferred Liquidation Preference” shall mean an amount equal to (i) the Per Share Series C Preferred Liquidation Preference multiplied by (ii) the total number of shares of Company Series C Preferred Stock outstanding as of immediately prior to the Effective Time.

“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cash-outs or other compensatory payments paid on or in in connection with the Closing.

Index of Other Defined Terms

Description	Section
Accredited Investor Questionnaire	Preamble
Agreement	Preamble
Alternative Transaction	5.1(b)
Anti-Corruption Laws	2.22
Balance Sheet Date	2.7(a)
Books and Records	2.29
Cancelled Shares	1.6(b)(ii)
Certificate of Formation	2.1
Charter Documents	2.1
Closing	1.2(a)
Closing Date	1.2(a)
Company	Preamble
Company Authorizations	2.17
Company Returns	2.10(a)
Company Stock Certificates	1.7(d)
Confidential Disclosure Agreement	8.6
Conflict	2.4
Current Balance Sheet	2.7(a)
D&O Indemnified Parties	5.7(a)
D&O Indemnified Party	5.7(a)
Disclosure Schedule	Article II
Dissenting Shares	1.6(b)(iii)
EAR	2.21(a)
Effective Time	0
End Date	6.1(c)
Enforceability Limitations	2.2(c)
Escrow Fund	1.7(b)(ii)
Excess Loss	7.3(b)(iii)
Excess Loss Payment Election	7.3(b)(iii)
Exchange Agent	1.7(a)
Exchange Documents	1.7(d)
Expiration Date	7.1
Export Controls	2.21(a)
Financials	2.7(a)
Firm	7.5(c)
Harmful Code	2.13(h)
Import Restrictions	2.21(a)
Indemnification Claim Notice	7.4(a)
Indemnification Claim Objection Notice	7.4(c)
Indemnified Parties	7.2(a)
Indemnified Party	7.2(a)

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Description	Section
Indemnifying Parties	7.2(a)
Indemnifying Party	7.2(a)
Interested Party	2.25
Interim Financials	2.7(a)
ITAR	2.21(a)
JAMS	7.4(f)
Joinder	Preamble
Key Employee Offer Letter	Preamble
Lease Agreements	2.11
Leased Real Property	2.11
Letter of Transmittal	1.7(d)
Loss	7.2(a)
Losses	7.2(a)
Major Stockholder	Preamble
Material Contracts	2.14(a)
Merger	Preamble
Merger Sub	Preamble
Non-Competition Agreement	Preamble
OFAC	2.21(a)
Parent	Preamble
Parent Disclosure Schedule	Article III
Parent Financial Statements	3.5(b)
Parent SEC Documents	3.5(a)
Partner	1.6(c)(v)
Payment Spreadsheet	1.7(c)
Representatives	5.1(b)
Requisite Stockholder Approval	2.2(a)
Section 409A	2.10(q)(i)
Share Registration Exemption	Preamble
Significant Customer	2.24(a)
Significant Supplier	2.24(b)
Statement of Expenses	1.7(k)
Stockholder Representative	Preamble
Stockholder Representative Expenses	7.5(b)
Stockholder Written Consent	5.2(a)
Subsidiary	2.6(a)
Surviving Corporation	0
Takeover Law	2.2(b)
Tax Return	2.10(a)
Third Party	5.1(b)
Threshold Amount	7.3(a)
Transaction Agreements	7.5(c)
Transactions	Preamble
Transfer Taxes	5.5
Year-End Financials	2.7(a)

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